Exhibit 10.1

EXECUTION VERSION

Deal CUSIP Number: 92937DAL0

Revolving Loan CUSIP Number: 92937DAM8

CREDIT AGREEMENT

Dated as of February 14, 2020,

among

W.W. GRAINGER, INC.
and certain of its Subsidiaries,
as BORROWERS,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

the other LENDERS party hereto,

U.S. BANK NATIONAL ASSOCIATION, BANK OF AMERICA, N.A.,

WELLS FARGO BANK, NATIONAL ASSOCIATION and CITIBANK, N.A.,

as Co-Syndication Agents,

THE NORTHERN TRUST COMPANY, ROYAL BANK OF CANADA and PNC BANK,
NATIONAL ASSOCIATION,

as Co-Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC., CITIBANK, N.A.,

U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES

2.01	Commitments and Pro Rata Shares
2.02	Letter of Credit Commitments
5.06	Litigation
5.15	Subsidiaries
7.01	Existing Liens
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B-1	Bid Request
B-2	Competitive Bid
C	Compliance Certificate
D	Assignment and Assumption
E	Designated Borrower Agreement
F	Designated Borrower Notice
G	Notice of Prepayment
H	Lender Addition and Acknowledgment Agreement

v

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of February 14, 2020 (this “Agreement”), is entered into among W.W. GRAINGER, INC., an Illinois corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.13 (each a “Designated Borrower” and, together with the Company, the “Borrowers” and each, a “Borrower”), each Lender from time to time a party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

W I T N E S S E T H :

WHEREAS, the Company, the Designated Borrowers, the Lenders and the Administrative Agent desire to provide for a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01          Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Absolute Rate” means a fixed rate of interest expressed in multiples of 1/100th of one percent.

“Absolute Rate Loan” means a Bid Loan denominated in Dollars that bears interest at the Absolute Rate.

“Additional Commitment Lender” has the meaning specified in Section 2.16(d).

“Administrative Agent” means JPMorgan in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that MonotaRO Co., Ltd. shall not be an Affiliate of the Company.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders, which, as of the date hereof are equal to $1,250,000,000.

“Agreed Currency” means Dollars or any Alternative Currency.

“Agreement” is defined in the preamble.

“Agreement Currency” has the meaning specified in Section 8.03(c).

“Alternative Currency” means each of Euro, Sterling, Canadian Dollars and each other currency (other than Dollars) that is (i) a lawful currency readily available, not restricted and freely transferable, tradeable and convertible into Dollars and (ii) approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Money Laundering Laws” means any and all applicable laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee	Applicable Rate for Eurocurrency Rate Committed Loans and CDOR Rate Loans	Applicable Rate for Base Rate Loans
1	AA-/Aa3 or better	0.045%	0.580%	0.000%
2	A+/A1	0.050%	0.700%	0.000%
3	A/A2	0.065%	0.810%	0.000%
4	A-/A3	0.090%	0.910%	0.000%
5	BBB+/Baa1 or worse	0.100%	1.025%	0.025%

For purposes of the definition of “Applicable Rate,” “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply; (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Company has only one Debt Rating, the Pricing Level for such Debt Rating shall apply; and (d) if the Company does not have any Debt Rating, Pricing Level 5 shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(v). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Time” means, with respect to (a) any borrowings and payments related to Committed Loans denominated in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment and (b) any borrowings and payments related to the Bid Loans made by a Lender in any Alternative Currency or any Requested Currency, the local time in the place of settlement for such Alternative Currency or Requested Currency, as the case may be, as may be determined by such Lender to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Application Currency” has the meaning specified in Section 8.03(c).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means each of JPMorgan Chase Bank, N.A., U.S. Bank National Association, BofA Securities, Inc. Wells Fargo Securities, LLC, and Citibank, N.A., each in its capacity as a joint lead arranger and joint bookrunner in respect of the Commitments hereunder.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D or such other form as the Administrative Agent and the Company may reasonably approve.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto, as filed with the Company’s Form 10-K filed with the SEC by the Company on February 28, 2019.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.05 and (c) the date of termination of the Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) 1.0%, (ii) the Prime Rate for such day, (iii) the sum of the NYFRB Rate in effect on such day plus 0.50% per annum and (iv) the Eurocurrency Rate (without giving effect to the Applicable Rate) for a one (1) month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) for Dollar deposits plus 1.00%, provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the Eurocurrency Screen Rate (or if the Eurocurrency Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 3.03), then the Base Rate shall be the greatest of clauses (i), (ii) and (iii) above and shall be determined without reference to clause (iv) above.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Benchmark Replacement” means, for any Agreed Currency, the sum of: (a) the alternate benchmark rate for such Agreed Currency (which, in the case of Dollars, may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurocurrency Rate for syndicated credit facilities in the U.S. denominated in such Agreed Currency and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any Agreed Currency, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurocurrency Rate for such Agreed Currency with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurocurrency Rate for such Agreed Currency with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities in the U.S. denominated in such Agreed Currency at such time (for the avoidance of doubt, such Benchmark Replacement Adjustment shall not be in the form of a reduction to the Applicable Rate).

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion, in consultation with the Company, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurocurrency Rate for any Agreed Currency:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Eurocurrency Screen Rate for such Agreed Currency permanently or indefinitely ceases to provide such Eurocurrency Screen Rate; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurocurrency Rate for any Agreed Currency:

(1) a public statement or publication of information by or on behalf of the administrator of the Eurocurrency Screen Rate for such Agreed Currency announcing that such administrator has ceased or will cease to provide such Eurocurrency Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Eurocurrency Screen Rate;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Eurocurrency Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for such Eurocurrency Screen Rate, a resolution authority with jurisdiction over the administrator for such Eurocurrency Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for such Eurocurrency Screen Rate, in each case which states that the administrator of such Eurocurrency Screen Rate has ceased or will cease to provide such Eurocurrency Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Eurocurrency Screen Rate; and/or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Eurocurrency Screen Rate announcing that such Eurocurrency Screen Rate is no longer representative.

“Benchmark Transition Start Date” means, with respect to any Agreed Currency, (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Company, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurocurrency Rate for any Agreed Currency and solely to the extent that such Eurocurrency Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such Eurocurrency Rate for all purposes hereunder in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced such Eurocurrency Rate for all purposes hereunder pursuant to Section 3.03.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) a Plan, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bid Borrowing” means a borrowing consisting of simultaneous Bid Loans of the same Type from each of the Lenders whose offer to make one or more Bid Loans as part of such borrowing has been accepted under the auction bidding procedures described in Section 2.03.

“Bid Loan” has the meaning specified in Section 2.03(a).

“Bid Loan Lender” means, in respect of any Bid Loan, the Lender making such Bid Loan to the applicable Borrower.

“Bid Loan Sublimit” means an amount equal to 50% of the Aggregate Commitments (excluding, for the avoidance of doubt, the outstanding principal amount of Incremental Term Loans, if any, extended under Section 2.14) in effect as of the date on which the applicable Bid Loan is to be extended. The Bid Loan Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Bid Request” means a written request for one or more Bid Loans substantially in the form of Exhibit B-1.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing, a Bid Borrowing or a Swingline Loan, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Illinois, New York or such other state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a)	if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)	if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)	if such day relates to a CDOR Rate Loan, any such day on which dealings in Canadian Dollar banker’s acceptances are conducted by and between major banks in Toronto;

(d)	if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars, Canadian Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(e)	if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars, Canadian Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars, Canadian Dollars or Euro, or any other dealings in any currency other than Dollars, Canadian Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” and the symbol “Cdn$” mean the lawful currency of Canada.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (i) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (ii) the average rate for thirty (30) day Canadian Dollar bankers’ acceptances that appears on the Reuters Screen CDOR Page (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion) at 10:15 a.m. Toronto time on such day, plus 1% per annum; provided, that if any of the above rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the Canadian Dollar bankers’ acceptances rate that appears on the Reuters Screen CDOR Page shall be effective from and including the effective date of such change in the PRIMCAN Index or such Reuters Screen CDOR Page Rate, respectively.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“CDOR Screen Rate” means on any day for the relevant Interest Period, the annual rate of interest equal to the average rate applicable to Canadian Dollar Canadian bankers’ acceptances for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of 10:15 a.m. Toronto local time on the first day of such Interest Period and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administrative Agent after 10:15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest). If the CDOR Screen Rate shall be less than zero, the CDOR Screen Rate shall be deemed to be zero for purposes of this Agreement.

“CDOR Rate Loan” means a Committed Loan denominated in Canadian Dollars that bears interest based on the CDOR Screen Rate (or, to the extent required by Section 3.03, the Canadian Prime Rate, as applicable).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, with respect to the Company, an event or series of events by which:

(a)       the acquisition or holding by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), other than by any Exempt Person, the Company, any Subsidiary, or any employee benefit plan of the Company or a Subsidiary of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 50% or more of either the then-outstanding common stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; provided that no such person, entity or group shall be deemed to own beneficially any securities held by the Company or a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary; or

(b)       during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986.

“Co-Documentation Agents” means The Northern Trust Company, Royal Bank of Canada and PNC Bank, National Association.

“Commitment” means, as to each Lender, its obligation to make Committed Loans to the Borrowers pursuant to Section 2.01 and acquire participations in Swingline Loans and Letters of Credit in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 11.07(b)(iv) and Section 11.22 pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans and CDOR Rate Loans bearing interest by reference to the CDOR Screen Rate, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans or CDOR Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company and, if applicable, any Designated Borrower.

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Guaranty” means the guaranty made by the Company in favor of the Administrative Agent and the Lenders, in respect of the Obligations of the Designated Borrowers pursuant to Article X of this Agreement.

“Compensation Period” has the meaning specified in Section 2.11(c).

“Competitive Bid” means a written offer by a Lender to make one or more Bid Loans, substantially in the form of Exhibit B-2, duly completed and signed by a Lender.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)	if, and to the extent that, the Administrative Agent reasonably determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines in its reasonable discretion are substantially consistent with any evolving or then-prevailing market convention for determining compounded SOFR for U.S. dollar-denominated syndicated credit facilities at such time;

provided, further, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided that being an officer or director of a Person shall not, in and of itself, be deemed “Control” of such Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to a Benchmark Replacement for the Eurocurrency Rate for Dollars means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the Eurocurrency Rate for Dollars.

“Co-Syndication Agents” means U.S. Bank National Association, Bank of America, N.A., Wells Fargo Bank, National Association and Citibank, N.A.

“Credit Event” means a Borrowing, the issuance, amendment or extension of a Letter of Credit or an LC Disbursement.

“Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the Outstanding Amount of such Lender’s Committed Loans at such time, (b) its LC Exposure at such time and (c) its Swingline Exposure at such time.

“Debt Rating” has the meaning set forth in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) 2% per annum; provided, however, that (i) with respect to a Base Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (ii) with respect to a Eurocurrency Rate Loan or a CDOR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.15(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay to the Administrative Agent or any other Lender Party any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Company or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (including in respect of participations in then outstanding Letters of Credit and Swingline Loans under this Agreement) (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(d)) upon delivery of written notice of such determination to the Company and each Lender.

“Designated Affiliate” has the meaning specified in Section 11.07(g).

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Agreement” means an agreement in the form of Exhibit E.

“Designated Borrower Notice” means a notice in the form of Exhibit F.

“Disqualifying Event” has the meaning specified in Section 1.06(d).

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency or any Requested Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency or Requested Currency, as the case may be.

“Early Opt-in Election” means, for any Agreed Currency, the occurrence of:

(1) (i) a determination by the Administrative Agent, (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Company) that the Required Lenders have determined, or (iii) a notification by the Company to the Administrative Agent that the Company has determined, that syndicated credit facilities denominated in such Agreed Currency being executed at such time, or that include language similar to that contained in Section 3.03 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurocurrency Rate for such Agreed Currency, and

(2) (i) the election by the Administrative Agent, (ii) the election by the Required Lenders or (iii) the election by the Company to declare that an Early Opt-in Election for such Agreed Currency has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Company and the Lenders or by the Required Lenders or the Company of written notice of such election to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 2.16(a).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.07(b)(iii) and (v)  (subject to such consents, if any, as may be required under Section 11.07(b)(iii)).

“Environmental Laws” means any and all Laws, judgments, orders, decrees, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to pollution and the protection of the environment, human health and safety (in respect of exposure to hazardous substances or wastes), or the handling, use, disposal, transportation, generation or the release of any hazardous substances or wastes into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or 302 of ERISA).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA occurs; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate Pension Plan pursuant to Section 4041(c) of ERISA; (e) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan (or the actual termination of, or appointment of a trustee to administer, any Pension Plan pursuant to Section 4042 of ERISA); (f) the determination that any Pension Plan or, to the knowledge of the Company, a Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (g) the failure to satisfy the minimum funding standards in accordance with Section 302 of ERISA or Section 412 of the Code with respect to any Pension Plan or the failure to make any required contributions to any Multiemployer Plan; or (h) any Multiemployer Plan is insolvent pursuant to Section 4245 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” and “EUR” mean the single currency of the Participating Member States.

“Eurocurrency Bid Margin” means the margin above or below the Eurocurrency Rate to be added to or subtracted from the Eurocurrency Rate, which margin shall be expressed in multiples of 1/100th of one basis point.

“Eurocurrency Margin Bid Loan” means a Bid Loan that bears interest at a rate based upon the Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to a Eurocurrency Rate Loan for the relevant Interest Period and currency, the greater of (a) 0.0% and (b) the Eurocurrency Screen Rate as of 11:00 a.m. (London time) on the Quotation Date for such Interest Period and currency, and having a maturity equal to such Interest Period; provided that, if the Eurocurrency Screen Rate shall not be available at such time for such Interest Period and currency (an “Impacted Interest Period”), then the Eurocurrency Rate shall be the Interpolated Rate. It is understood and agreed that all of the terms and conditions of this definition of “Eurocurrency Rate” shall be subject to Section 3.03.

“Eurocurrency Rate Committed Loan” means a Committed Loan that bears interest at a rate based upon the Eurocurrency Rate.

“Eurocurrency Rate Loan” means a Eurocurrency Rate Committed Loan or a Eurocurrency Margin Bid Loan. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Eurocurrency Screen Rate” means, for any day and time, with respect to any Eurocurrency Rate Loan (a) in euro and for any Interest Period, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters as of 11:00 a.m. Brussels time two TARGET days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Company, and (b) for any applicable currency other than euro and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the relevant currency for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided, that if the Eurocurrency Screen Rate as so determined for any applicable currency would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.15) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable to or subject to compensation for either such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), and (d) any Taxes imposed under FATCA.

“Exempt Person” means any of the following:

(a) any descendant of W.W. Grainger, or any spouse, widow or widower of such descendant (such descendants, spouses, widows and widowers collectively defined as the “Grainger Family Members”);

(b) any descendant of E.O. Slavik or any spouse, widow or widower of any such descendant (such descendants, spouses, widows and widowers collectively defined as the “Slavik Family Members” and with the Grainger Family Members collectively defined as the “Family Members”);

(c) any trust which is in existence on the date of this Agreement and which has been established by one or more Grainger Family Members, any estate of a Grainger Family Member who died on or before the date of this Agreement, and The Grainger Foundation (such trusts, estates and named entity collectively defined as the “Grainger Family Entities”);

(d) any trust which is in existence on the date of this Agreement and which has been established by one or more Slavik Family Members, any estate of a Slavik Family Member who died on or before the date of this Agreement, Mark IV Capital, Inc. and The Donald J. Slavik Family Foundation (such trusts, estates and named entities collectively defined as the “Slavik Family Entities” and with the Grainger Family Entities collectively defined as the “Existing Family Entities”);

(e) any estate of a Family Member who dies after the date hereof, or any trust established after the date hereof by one or more Family Members or Existing Family Entities; provided that one or more Family Members, Existing Family Entities or charitable organizations which qualify as exempt organizations under Section 501(c) of the Code (“Charitable Organizations”), collectively, are the beneficiaries of at least fifty percent (50%) of the actuarially-determined beneficial interests in such estate or trust;

(f) any Charitable Organization which is established by one or more Family Members or Existing Family Entities (a “Family Charitable Organization”);

(g) any corporation of which a majority of the voting power and a majority of the equity interest is held, directly or indirectly, by or for the benefit of one or more Family Members, Existing Family Entities, estates or trusts described in clause (e) above, or Family Charitable Organizations; and

(h) any partnership or other entity or arrangement of which a majority of the voting interest and a majority of the economic interest is held, directly or indirectly, by or for the benefit of one or more Family Members, Existing Family Entities, estates or trusts described in clause (e) above, or Family Charitable Organizations.

“Existing Credit Agreement” means the Credit Agreement dated October 6, 2017 among the Company, the subsidiaries of the Company party thereto, the lenders from time to time party thereto, and U.S. Bank National Association, as administrative agent.

“Existing Maturity Date” has the meaning specified in Section 2.16(a).

“Extending Lender” has the meaning specified in Section 2.16(e).

“Extension Amendments” has the meaning specified in Section 2.16(g).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the greater of (a) 0.0% and (b) the rate per annum calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate.

“Federal Reserve Bank of New York’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Fee Letters” means (a) that certain Agent Fee Letter, dated as of January 17, 2020, by and between the Company and the Administrative Agent and (b) that certain Joint Fee Letter, dated as of January 17, 2020, by and among the Company and the Arrangers.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means accounting principles generally accepted in the United States set by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, except as otherwise provided in Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (v) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“IBA” has the meaning specified in Section 1.08.

“Impacted Loans” has the meaning specified in Section 3.03(a).

“Impacted Margin Bid Loans” has the meaning specified in Section 3.03(b).

“Increase Effective Date” has the meaning set forth in Section 2.14(b).

“Incremental Term Loans” has the meaning set forth in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, to the extent included as indebtedness or liabilities in accordance with GAAP:

(a)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)	all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)	net obligations of such Person under any Swap Contract;

(d)	all non-contingent obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)	indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)	all Capital Lease Obligations;

(g)	any other obligation for borrowed money which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person; and

(h)	all Guarantees of such Person in respect of any of the foregoing.

The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 11.05.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or a CDOR Rate Loan bearing interest by reference to the Canadian Prime Rate, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan or CDOR Rate Loan bearing interest by reference to the CDOR Screen Rate exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (other than a Swingline Loan) or CDOR Rate Loan bearing interest by reference to the Canadian Prime Rate, the last Business Day of each March, June, September and December and the Maturity Date; and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid and the Maturity Date.

“Interest Period” means, (a) as to each Eurocurrency Rate Loan or CDOR Rate Loan bearing interest by reference to the CDOR Screen Rate, the period commencing on the date such Eurocurrency Rate Loan or CDOR Rate Loan is disbursed or (in the case of any Eurocurrency Rate Committed Loan or CDOR Rate Loan) converted to or continued as a Eurocurrency Rate Loan or CDOR Rate Loan bearing interest by reference to the CDOR Screen Rate and ending on the date one (1), two (2), three (3) or six (6) months (or, if agreed by each applicable Lender, one (1) week or twelve (12) months) thereafter (in each case, subject to availability), as selected by the Company in its Committed Loan Notice or Bid Request, as the case may be; and (b) as to each Absolute Rate Loan, a period of not less than 14 days and not more than 180 days as selected by a Borrower in its Bid Request; provided that:

(i)                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan or CDOR Rate Loan bearing interest by reference to the CDOR Screen Rate, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii)               any Interest Period pertaining to a Eurocurrency Rate Loan or CDOR Rate Loan bearing interest by reference to the CDOR Screen Rate that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)             no Interest Period shall extend beyond the Maturity Date.

“Interpolated Rate” means, at any time, for any Interest Period and currency, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurocurrency Screen Rate for the longest period (for which the Eurocurrency Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the Eurocurrency Screen Rate for the shortest period (for which that Eurocurrency Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time. When determining the rate for a period which is less than the shortest period for which the Eurocurrency Screen Rate is available, the Eurocurrency Screen Rate for purposes of paragraph (a) above shall be deemed to be the overnight screen rate where “overnight screen rate” means the overnight rate determined by the Administrative Agent from such service as the Administrative Agent may select in its reasonable discretion.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means JPMorgan Chase Bank, N.A., U.S. Bank National Association, Bank of America, N.A., Wells Fargo Bank, National Association, Citibank, N.A. and any other Lender that agrees to act as an Issuing Bank, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.18(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Judgment Currency” has the meaning specified in Section 11.18.

“knowledge” of the Company or any other Loan Party means the actual knowledge of a Responsible Officer of the Company or such Loan Party.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders of, and agreements with, any Governmental Authority.

“LC Collateral Account” has the meaning assigned to such term in Section 2.18(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the U.S. Borrowers at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of each applicable U.S. Borrower and each Lender with respect to such Letter of Credit shall remain in full force and effect until the applicable Issuing Banks and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to such Letter of Credit.

“Lender” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Banks.

“Lender Addition and Acknowledgment Agreement” has the meaning specified in Section 2.14(a).

“Lender Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent, which may include any domestic or foreign branch, subsidiary or Affiliate of such Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.18(b).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.02, or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Closing Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time as provided in Section 2.18. One-half of each Issuing Bank’s Letter of Credit Commitment shall be available solely on a discretionary basis (with such Issuing Bank, in its sole discretion, having the ability to decline to issue a Letter of Credit in an amount in excess of such Issuing Bank’s Letter of Credit Commitment that is available on a committed basis when requested). The remaining half of such Issuing Bank’s Letter of Credit Commitment shall be available on a committed basis.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan, a Bid Loan or a Swingline Loan.

“Loan Documents” means this Agreement (including the Company Guaranty), each Designated Borrower Agreement, each Designated Borrower Notice, each Request for Borrowing, each Fee Letter, each Compliance Certificate, letter of credit applications and any agreements between any U.S. Borrower and an Issuing Bank regarding the issuance by such Issuing Bank of Letters of Credit hereunder (including, without limitation, the increase or reduction of any Letter of Credit Commitment of such Issuing Bank) and/or the respective rights and obligations between such U.S. Borrower and such Issuing Bank in connection thereunder, and any other agreement, now or in the future, executed by a Borrower for the benefit of the Administrative Agent or any Lender in connection with this Agreement.

“Loan Parties” means, collectively, the Company and each Designated Borrower.

“Margin Regulations” means Regulations T, U and X of the FRB.

“Margin Stock” has the meaning specified in the Margin Regulations.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, financial condition or properties of the Company and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Company or any other Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against a Loan Party of any Loan Document.

“Material Subsidiary” means any Subsidiary (a) that is a Designated Borrower or (b) that is a “significant subsidiary” of the Company, as the term “significant subsidiary” is defined in Regulation S-X promulgated by the SEC, other than MonotaRO Co., Ltd.

“Maturity Date” means the date that is five years after the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day, subject to extension (in the case of each Lender consenting thereto) as provided in Section 2.16.

“Maximum Rate” has the meaning specified in Section 11.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, has any liability, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan that has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Tangible Assets” means, with respect to the Company and its Subsidiaries on a consolidated basis, total assets minus current liabilities minus goodwill minus intangibles.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Extending Lender” has the meaning specified in Section 2.16(b).

“Notice Date” has the meaning specified in Section 2.16(a).

“Notice of Prepayment” has the meaning specified in Section 2.04(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Rate for Dollars in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, expenses, reimbursements, indemnities, fees and other obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, liquidated or unliquidated, whether or not evidenced by any note, and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, recording, filing or similar Taxes that arise from the execution, delivery, enforcement or registration of, or from the receipt or perfection of a security interest under any Loan Document, except any such Taxes imposed with respect to an assignment.

“Outstanding Amount” means with respect to Committed Loans and Bid Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans or Bid Loans occurring on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Participant” has the meaning specified in Section 11.07(d).

“Participant Register” has the meaning specified in Section 11.07(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” has the meaning specified in Section 11.20.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or the Pension Funding Rules and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute or with respect to which the Company or any ERISA Affiliate has any liability, or in the case of a Multiple Employer Plan, to which the Company or any ERISA Affiliate has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Title IV of ERISA or the Pension Funding Rules, any ERISA Affiliate.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” has the meaning specified in Section 6.02.

“Pre-Approved Designated Borrower” means each Subsidiary formed under the laws of (a) the United States, any state thereof or the District of Columbia, (b) Canada, (c) the Netherlands or (d) the United Kingdom, and for which the requirements set forth in the first sentence of Section 2.13(a) have been satisfied.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the FRB (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time, subject to adjustment as provided in Section 2.15; provided that if the Commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, or if the Aggregate Commitments have expired, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination or expiration and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The Pro Rata Share of each Lender shall be adjusted on each Increase Effective Date as provided in Section 2.14(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined, (a) if the related Loan is denominated in Dollars or Canadian Dollars, two (2) Business Days before the first day of that period, (b) if the related Loan is denominated in Euro, two (2) TARGET Days and two (2) Business Days in London, England (to the extent the two are not the same) before the first day of such period and (c) if the related Loan is denominated in Sterling, the first day of such period.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Register” has the meaning set forth in Section 11.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, advisors and attorneys-in-fact of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to Dollars, the FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB or, in each case, any successor thereto, and (b) with respect to any Alternative Currency, any banking authority having similar oversight functions and authority to the FRB and/or the NYFRB with respect to such Alternative Currency or a committee officially endorsed or convened by such banking authority or, in each case, any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Borrowing” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice; and (b) with respect to a Bid Loan, a Bid Request.

“Requested Currency” has the meaning specified in Section 1.06(a).

“Requested Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Requested Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Requested Currency with Dollars.

“Required Lenders” means, subject to Section 2.15, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Section 8.02 or the Commitments terminating or expiring, Lenders having Credit Exposures and Unfunded Commitments representing more than 50% of the sum of the Total Credit Exposure and total Unfunded Commitments at such time, provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Section 8.02, (i) the Unfunded Commitment of each Lender shall be deemed to be zero and (ii) the Outstanding Amount of Bid Loans of the Lenders shall be included in their respective Credit Exposures and in the Total Credit Exposure in determining the Required Lenders; and (b) for all purposes after the Loans become due and payable pursuant to Section 8.02 or the Commitments expire or terminate, Lenders having Credit Exposures and Bid Loans in an Outstanding Amount representing more than 50% of the sum of the Total Credit Exposure and the total Outstanding Amount of all Bid Loans; provided that, in the case of clauses (a) and (b) above, (x) the Credit Exposure of any Lender that is a Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Pro Rata Share of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.15 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Commitment of such Lender shall be determined on the basis of its Credit Exposure excluding such excess amount and (y) for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Lender that is the Company or an Affiliate of the Company shall be disregarded.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) the chief executive officer, president, chairman of the board, chief financial officer, treasurer, assistant treasurer, chief accounting officer, corporate controller, general counsel or any executive or senior vice president of the relevant Loan Party; (b) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the relevant Loan Party and (c) solely for purposes of notices given pursuant to Article II, any other officer so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Company designated in or pursuant to an agreement between the Company and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate action on the part of such Loan Party, and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revaluation Date” means with respect to any Loan, each of the following: (a) each date of a Borrowing of a Eurocurrency Rate Loan or CDOR Rate Loan denominated in an Alternative Currency or a Requested Currency, (b) each date of a continuation of a Eurocurrency Rate Loan or CDOR Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, (c) any additional date as the Administrative Agent may determine when an Event of Default exists, and (d) such additional dates as (i) the Administrative Agent shall determine for the purposes of determining the Alternative Currency Equivalent or Dollar Equivalent amounts of Borrowings and Outstanding Amounts as contemplated hereunder or (ii) the Required Lenders shall require.

“S&P” means S&P Global Ratings, a division of S&P Global Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency and (c) with respect to disbursements and payments in connection with a Bid Loan made by a Bid Loan Lender in any Requested Currency, same day or other funds as may be determined by such Bid Loan Lender to be customary in the place of disbursement or payment for the settlement of international banking transactions in such Requested Currency.

“Sanctioned Country” means a country, region or territory subject to a comprehensive sanctions program maintained by OFAC, the European Union, a relevant European Union Member State, Her Majesty’s Treasury, or the United Nations Security Council (as of the date of this Agreement, comprising Crimea, Cuba, Iran, North Korea and Syria (as may be amended from time to time)).

“Sanctioned Person” means:

(a) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC, available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as updated from time to time;

(b) a Person named on the Sectoral Sanctions Identification list maintained by OFAC, available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/ssi_list.aspx;

(c) a Person named on OFAC’s Foreign Sanctions Evaders List and the U.S. State Department’s Sanctioned Entities List, available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/fse_list.aspx and at http://www.state.gov/e/eb/tfs/spi/iran/entities/index.htm;

(d) a Person named on the European Union’s Consolidated List of persons, groups and entities subject to financial sanctions;

(e) a Person named on the Consolidated List of Financial Sanctions Targets or the Consolidated List of Investment Ban Targets under the Ukraine (Sovereignty) Sanctions Regime maintained by Her Majesty’s Treasury;

(f) a Person named on any other similar list maintained by the United Nations Security Council;

(g) a Person named on any other similar list maintained by a relevant European Union Member State;

(h) a Person named on any other similar list maintained by any other applicable sanctions authority;

(i) an agency of the government of a Sanctioned Country;

(j) a Person resident, located or organized in a Sanctioned Country; or

(k) any Person owned or controlled by any of the above.

“Sanctions” means any economic or trade sanctions program maintained by OFAC, the European Union, a relevant European Union Member State, Her Majesty’s Treasury, or the United Nations Security Council.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NYFRB, as the administrator of such rate (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“SOFR-Based Rate” means SOFR, Compounded SOFR or Term SOFR.

“Spot Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate of exchange for the purchase of Dollars with such currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thompson Reuters Corp., Refinitiv, or any successor thereto (“Reuters”) source at 11:00 a.m. (London, England time) on the Business Day immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent in its reasonable discretion using any method of determination it deems appropriate in its reasonable discretion).

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person; provided that MonotaRO Co., Ltd. shall not be a Subsidiary of the Company. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Pro Rata Share of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.15 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

“Swingline Lender” means JPMorgan in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.17.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Threshold Amount” means $125,000,000.

“Total Credit Exposure” means, at any time, the sum of (a) the Outstanding Amount of all Committed Loans at such time, (b) the total LC Exposure at such time and (c) the total Swingline Exposure at such time.

“Type” means (a) with respect to a Committed Loan, its character as a Base Rate Loan, Eurocurrency Rate Loan or a CDOR Rate Loan (for a Canadian Dollar denominated Committed Loan), (b) with respect to a Bid Loan, its character as an Absolute Rate Loan or a Eurocurrency Margin Bid Loan and (c) with respect to a Swingline Loan, its character as a Base Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means, for any Agreed Currency, the Benchmark Replacement for such Agreed Currency excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than zero, the Unadjusted Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Unfunded Commitment” means, with respect to each Lender at any time, the Commitment of such Lender at such time less its Credit Exposure at such time.

“United States” and “U.S.” mean the United States of America.

“U.S. Borrower” means any Borrower that is a U.S. Person.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e).

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02          Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

      (ii)               Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

      (iii)             The term “including” is by way of example and not limitation.

      (iv)              The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)                In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)                Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e)                All references to any Person shall also refer to the successors and assigns of such Person permitted hereunder.

1.03          Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement, if any, shall be prepared in conformity with GAAP in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)                If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, if any, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04          References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.05          Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Borrowings and Outstanding Amounts denominated in Alternative Currencies and Requested Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)                Wherever in this Agreement in connection with a Borrowing, or conversion, continuation or prepayment of a Eurocurrency Rate Loan or a CDOR Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or CDOR Rate Loan is denominated in an Alternative Currency or a Requested Currency, such amount shall be the relevant Alternative Currency Equivalent or Requested Currency Equivalent, as the case may be, of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.06          Additional Alternative Currencies. (a) The Company may from time to time request that Eurocurrency Rate Loans be made in a currency other than Dollars or those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency that is readily available, not restricted and freely transferable, tradeable and convertible into Dollars (each, a “Requested Currency”).

(b)                Any such request shall be made to the Administrative Agent not later than 11:00 a.m., five (5) Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent). The Administrative Agent shall promptly notify each Lender of any such request. Each Lender shall notify the Administrative Agent, not later than 11:00 a.m., two (2) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans in such requested currency.

(c)                Any failure by a Lender to respond to such request within the time period specified in subsection (b) above shall be deemed to be a refusal by such Lender to permit Eurocurrency Rate Loans to be made in such Requested Currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such Requested Currency, the Administrative Agent shall promptly so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.

(d)                If after any currency other than Dollars is agreed pursuant to the terms hereof to be available hereunder, currency control or other exchange regulations are imposed in the country in which such currency is issued, or any other event occurs, in each case with the result that different types of such currency are introduced and (i) such country’s currency is, in the reasonable determination of the Administrative Agent, no longer readily available or freely traded, (ii) a Dollar Equivalent of such country’s currency is not readily calculable in the reasonable determination of the Administrative Agent or (iii) such country’s currency is no longer a currency in which the Required Lenders or the relevant Bid Lender, as the case may be, are willing to make Loans (each of (i), (ii) and (iii), a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Company, and such country’s currency shall no longer be available hereunder until such time as the Disqualifying Event(s) no longer exist, but in any event within five (5) Business Days after receipt of such notice from the Administrative Agent, the Company shall repay all Loans in such currency to which the Disqualifying Event applies or convert such Loans into the Dollar Equivalent of such Loans in Dollars.

1.07          Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.08          Interest Rates; LIBOR Notification. The interest rate on a Loan denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administration, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Rate Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, Section 3.03 provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Company, pursuant to Section 3.03, of any change to the reference rate upon which the interest rate on Eurocurrency Rate Loans in Dollars is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurocurrency Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (a) any such alternative, successor or replacement rate for Dollars implemented pursuant to Section 3.03, whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election and (b) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.03), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurocurrency Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

1.09          Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

1.10          Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE COMMITMENTS AND BORROWING

2.01          Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Company or a Designated Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the sum of the Total Credit Exposure and the Outstanding Amount of all Bid Loans shall not exceed the Aggregate Commitments and (ii) the Credit Exposure of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Committed Loans denominated in Dollars may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. Committed Loans denominated in Canadian Dollars may be CDOR Rate Loans, and Committed Loans denominated in any other Alternative Currency may be Eurocurrency Rate Loans, as further provided herein.

2.02          Borrowings, Conversions and Continuations of Committed Loans.

(a)                Each Committed Borrowing, each conversion of Committed Loans from one Type to the other and each continuation of Eurocurrency Rate Loans or CDOR Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by a Committed Loan Notice. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) at least three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or any Borrowing of, conversion to or continuation of CDOR Rate Loans, (ii) four (4) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Committed Loans or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans; provided that any such notice of a Borrowing of a Base Rate Committed Loan to finance the reimbursement of an LC Disbursement as contemplated by Section 2.18(e) may be given not later than 9:00 a.m. on the date of the proposed Borrowing. Except as provided in Section 2.03(c), each Committed Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or CDOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof; provided that any Borrowing of a Base Rate Committed Loan may be in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.18(e). Each Committed Loan Notice shall specify (i) whether the Company is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other or a continuation of Eurocurrency Rate Loans or CDOR Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Committed Loans to be borrowed (which shall be an Agreed Currency) and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Committed Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans or CDOR Rate Loans, as applicable, in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Committed Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Committed Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or CDOR Rate Loans bearing interest by reference to the CDOR Screen Rate in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b)                Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Committed Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 2:00 p.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Company or such other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided that Committed Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(c)                Except as otherwise provided herein, a Eurocurrency Rate Committed Loan or a CDOR Rate Loan bearing interest by reference to the CDOR Screen Rate may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Committed Loan or CDOR Rate Loan.

(d)                The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Committed Loans or CDOR Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate or CDOR Screen Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in the Base Rate promptly following such change.

(e)                After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other and all continuations of Committed Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to Committed Loans.

2.03          Bid Loans.

(a)                General. Subject to the terms and conditions set forth herein, each Lender agrees that the Company may from time to time request the Lenders to submit offers to make loans (each such loan, a “Bid Loan”) to the Company or a Designated Borrower in Dollars, in one or more Alternative Currencies or in one or more Requested Currencies prior to the Maturity Date pursuant to this Section 2.03; provided, however, that after giving effect to any Bid Borrowing, (i) the sum of the Total Credit Exposure and the Outstanding Amount of all Bid Loans shall not exceed the Aggregate Commitments and (ii) the aggregate Outstanding Amount of all Bid Loans shall not exceed the Bid Loan Sublimit. There shall not be more than six (6) different Interest Periods in effect with respect to Bid Loans at any time.

(b)                Requesting Competitive Bids. The Company may request the submission of Competitive Bids by delivering a Bid Request to the Administrative Agent together with a fee in the amount of $1,500 not later than 12:00 noon (i) one (1) Business Day prior to the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans, or (ii) five (5) Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurocurrency Margin Bid Loans. Each Bid Request shall specify (A) the requested date of the Bid Borrowing (which shall be a Business Day), (B) the aggregate principal amount of Bid Loans requested, (C) the Type of Bid Loans requested, (D) the currency of the requested Bid Loans, (E) if applicable, the Designated Borrower requesting such Bid Loans, (F) the account of the Company or the applicable Designated Borrower to which such Bid Loan should be funded and (G) the duration of the Interest Period with respect thereto, and shall be signed by a Responsible Officer of the Company and, if applicable, the Designated Borrower requesting such Bid Loans. Each Bid Borrowing that is to consist of Absolute Rate Loans may only be denominated in Dollars. No Bid Request shall contain a request for (1) more than one Type of Bid Loan, (2) Bid Loans having more than three (3) different Interest Periods or (3) any Bid Loan that is requested to mature later than one day prior to the Maturity Date.

(c)                Submitting Competitive Bids.

      (i)                 The Administrative Agent shall promptly notify each Lender of each Bid Request received by it from the Company and the contents of such Bid Request.

      (ii)               Each Lender may (but shall have no obligation to) submit a Competitive Bid containing an offer to make one or more Bid Loans in response to such Bid Request. Such Competitive Bid must be delivered to the Administrative Agent not later than 10:30 a.m. (A) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans and (B) three (3) Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurocurrency Margin Bid Loans. Each Competitive Bid shall specify (1) the proposed date of the Bid Borrowing; (2) the principal amount of each Bid Loan for which such Competitive Bid is being made, which principal amount (x) may be equal to, greater than or less than the Commitment of the bidding Lender and (y) may not exceed the principal amount of Bid Loans for which Competitive Bids were requested; (3) if the proposed Bid Borrowing is to consist of Absolute Rate Loans, the Absolute Rate offered for each such Bid Loan and the Interest Period applicable thereto; (4) if the proposed Bid Borrowing is to consist of Eurocurrency Margin Bid Loans, the Eurocurrency Bid Margin with respect to each such Eurocurrency Margin Bid Loan and the Interest Period applicable thereto; (5) the identity of the bidding Lender; (6) the account of such Lender to which payments of principal and interest in respect of such Bid Loan are to be paid and (7) if applicable, the Applicable Time for borrowing and payment of such Bid Loan.

      (iii)             Any Competitive Bid shall be disregarded if it (A) is received after the applicable time specified in clause (ii) above, (B) is not substantially in the form of a Competitive Bid as specified herein, (C) contains qualifying, conditional or similar language, (D) proposes terms other than or in addition to those set forth in the applicable Bid Request or (E) is otherwise not responsive to such Bid Request. Any Lender may correct a Competitive Bid containing a manifest error by submitting a corrected Competitive Bid (identified as such) not later than the applicable time required for submission of Competitive Bids. Any such submission of a corrected Competitive Bid shall constitute a revocation of the Competitive Bid that contained the manifest error. The Administrative Agent may, but shall not be required to, notify any Lender of any manifest error it detects in such Lender’s Competitive Bid.

      (iv)              Subject only to the provisions of Sections 3.02, 3.03 and 4.02 and clause (iii) above, each Competitive Bid shall be irrevocable.

(d)                Notice to Company of Competitive Bids. Not later than 11:00 a.m. (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans and (ii) three (3) Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurocurrency Margin Bid Loans, the Administrative Agent shall notify the Company of the identity of each Lender that has submitted a Competitive Bid that complies with Section 2.03(c) and of the terms of the offers contained in each such Competitive Bid.

(e)                Acceptance of Competitive Bids. Not later than 11:30 a.m. (i) on the requested date of any Bid Borrowing that is to consist of Absolute Rate Loans and (ii) three (3) Business Days prior to the requested date of any Bid Borrowing that is to consist of Eurocurrency Margin Bid Loans, the Company shall notify the Administrative Agent of its acceptance or rejection of the offers notified to it pursuant to Section 2.03(d) on behalf of itself or any applicable Designated Borrower. The Company shall be under no obligation to accept any Competitive Bid and may choose to reject all Competitive Bids. In the case of acceptance, such notice shall be in writing and shall specify the aggregate principal amount of Competitive Bids for each Interest Period that is accepted. The Company may accept any Competitive Bid in whole or in part; provided that:

      (i)                 the aggregate principal amount of each Bid Borrowing may not exceed the applicable amount set forth in the related Bid Request;

      (ii)               the acceptance of offers may be made only on the basis of ascending Absolute Rates or Eurocurrency Bid Margins within each Interest Period; and

      (iii)             the Company may not accept any offer that is described in Section 2.03(c)(iii) or that otherwise fails to comply with the requirements hereof.

(f)                 Procedure for Identical Bids. If two or more Lenders have submitted Competitive Bids at the same Absolute Rate or Eurocurrency Bid Margin, as the case may be, for the same Interest Period, and the result of accepting all of such Competitive Bids in whole (together with any other Competitive Bids at lower Absolute Rates or Eurocurrency Bid Margins, as the case may be, accepted for such Interest Period in conformity with the requirements of Section 2.03(e)) would be to cause the aggregate outstanding principal amount of the applicable Bid Borrowing to exceed the amount specified therefor in the related Bid Request, then, unless otherwise agreed by the Company, the Administrative Agent and such Lenders, such Competitive Bids shall be accepted as nearly as possible in proportion to the principal amount offered by each such Lender in respect of such Interest Period.

(g)                Notice to Lenders of Acceptance or Rejection of Bids. The Administrative Agent shall promptly notify each Lender having submitted a Competitive Bid whether or not its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made by it on the date of the applicable Bid Borrowing. Any Competitive Bid or portion thereof that is not accepted by the Company by the applicable time specified in Section 2.03(e) shall be deemed rejected.

(h)                Notice of Eurocurrency Rate. If any Bid Borrowing is to consist of Eurocurrency Margin Bid Loans, the Administrative Agent shall determine the Eurocurrency Rate for the relevant Interest Period, and promptly after making such determination, shall notify the Company and the Lenders that will be participating in such Bid Borrowing of such Eurocurrency Rate.

(i)                 Funding of Bid Loans. Each Lender that has received (i) notice pursuant to Section 2.03(g) that all or a portion of its Competitive Bid has been accepted by the Company and (ii) notice from the Administrative Agent that the conditions set forth in Section 4.02 have been satisfied, shall make the amount of its Bid Loan(s) available directly to the applicable Borrower in immediately available funds at such account as set forth in the related Bid Request not later than 1:00 p.m., in the case of Bid Loans denominated in Dollars, or the Applicable Time, in the case of Bid Loans denominated in an Alternative Currency or a Requested Currency, on the date of the requested Bid Borrowing.

(j)                 Payment of Bid Loans. Each Borrower that has received a Bid Loan from a Lender shall make all payments of principal and interest in respect of such Bid Loan directly to such Lender as provided in Section 2.11(a)(v).

(k)                Notice of Range of Bids. After each Competitive Bid auction pursuant to this Section 2.03, the Administrative Agent shall notify each Lender that submitted a Competitive Bid in such auction of the ranges of bids submitted (without the bidder’s name) and accepted for each Bid Loan and the aggregate amount of each Bid Borrowing.

2.04          Prepayments. (a) Each Borrower may, upon notice from the Company to the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) substantially in the form of Exhibit G hereto (each, a “Notice of Prepayment”) at any time or from time to time voluntarily prepay Committed Loans and Swingline Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) two (2) Business Days prior to any date of prepayment of Eurocurrency Rate Committed Loans denominated in Dollars or CDOR Rate Loans, (B) four (4) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (C) on the date of prepayment of Base Rate Committed Loans or Swingline Loans; (ii) any prepayment of Eurocurrency Rate Committed Loans denominated in Dollars shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans in Alternative Currencies or CDOR Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or in each case, the Dollar equivalent thereof); (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; (v) any prepayment of Swingline Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in the case of each of clauses (ii), (iii), (iv) and (v), if less, the entire principal amount thereof then outstanding; and (vi) any such notice may be conditioned upon the effectiveness of other Indebtedness or the occurrence of one or more other transactions or events. Each such notice shall specify the class of Loans to be prepaid (Committed Loans or Swingline Loans), the date and amount of such prepayment and the Type(s) of such Loans to be prepaid and, if Eurocurrency Rate Loans or CDOR Rate Loans bearing interest by reference to the CDOR Screen Rate are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment (except for prepayments to be made directly to the Swingline Lender as expressly provided herein, which prepayments shall be made to the Swingline Lender). Any prepayment of a Eurocurrency Rate Loan or a CDOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment of Committed Loans shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares.

(b)                Subject to Section 2.04(c), no Bid Loan may be prepaid without the prior consent of the applicable Bid Loan Lender.

(c)                If for any reason the sum of the Total Credit Exposure and the Outstanding Amount of all Bid Loans at any time exceeds the Aggregate Commitments then in effect, the Borrowers shall promptly (and in any event within two (2) Business Days) prepay Loans or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.18(j), as applicable, in an aggregate amount equal to such excess, with each such prepayment applied first, to the principal amount of outstanding Swingline Loans, second, to the principal amount of outstanding Committed Loans, third, to provide cash collateral up to an amount equal to 105% of all LC Exposure at such time pursuant to Section 2.18(j), and fourth, to the principal amount of outstanding Bid Loans, in the inverse order of maturity of any such Bid Loans.

(d)                If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Aggregate Commitments then in effect (including, without limitation, as a result of fluctuations in currency exchange rates), then, within two (2) Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect, with each such prepayment applied first to the principal amount of outstanding Committed Loans, and second to the principal amount of outstanding Bid Loans, in the inverse order of maturity of any such Bid Loans.

2.05          Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. one (1) Business Day prior to the date of termination or reduction; (b) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof; (c) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, (i) the sum of the Total Credit Exposure and the Outstanding Amount of all Bid Loans would exceed the Aggregate Commitments or (ii) the Outstanding Amount of all Bid Loans would exceed the Bid Loan Sublimit; and (d) any such notice may be conditioned upon the effectiveness of other Indebtedness or the occurrence of one or more other transactions or events. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All facility and utilization fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.06          Repayment of Loans. (a) Each Borrower shall repay (i) to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date and (ii) directly to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Committed Borrowing is made, the Company and the other U.S. Borrowers shall repay all Swingline Loans then outstanding and the proceeds of any such Committed Borrowing shall first be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b)                Each Borrower shall repay each Bid Loan made to such Borrower on the last day of the Interest Period in respect thereof.

2.07          Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each CDOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the CDOR Screen Rate for such Interest Period plus the Applicable Rate; (iv) each Bid Loan shall bear interest on the outstanding principal amount thereof for the Interest Period therefor at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus (or minus) the Eurocurrency Bid Margin, or at the Absolute Rate for such Interest Period, as the case may be; and (v) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date to the date such Swingline Loan is due and repaid in full at a rate per annum equal to the Base Rate or such other rate mutually agreed to by the Company or such other applicable U.S. Borrower and the Swingline Lender.

(b)                Subject to Section 11.03, at the request or with the consent of the Required Lenders upon the occurrence and during the continuance of an Event of Default (except for an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g), for which no such request by or consent of the Required Lenders shall be required) (i) the Borrowers shall no longer have the option to request Eurocurrency Rate Loans, CDOR Rate Loans or Bid Rate Loans and (ii) all Obligations shall bear interest at the Default Rate. Interest shall continue to accrue on the Loans after the filing by or against any Borrower of any petition seeking any relief under any Debtor Relief Law.

(c)                Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. On each Interest Payment Date for a Base Rate Loan, interest accrued on such Loan to but excluding such Interest Payment Date shall be due and payable. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)                Interest Act (Canada). For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields. This Section 2.07(d) shall apply solely with respect to Committed Loans denominated in Canadian Dollars.

2.08          Fees.

(a)                Facility Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share (subject to Section 2.15 with respect to any Defaulting Lender), a facility fee in Dollars equal to the Applicable Rate times the actually daily amount of the Aggregate Commitment (or if the Aggregate Commitment has terminated, of the Total Credit Exposure), regardless of usage. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans and Swingline Loans remain outstanding), including at any time during which one or more of the conditions in Article IV is not met. The facility fee shall be due and payable quarterly in arrears on the fifteenth Business Day to occur after the last day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). On each such payment date all facility fees that have accrued to but excluding such last day of March, June, September or December, or the Maturity Date, as the case may be, shall be due and payable. The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                Other Fees. (i) The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letters. Fees in respect of each Bid Request (if any) shall be fully earned and accrue upon the delivery of such Bid Request by the Company pursuant to Section 2.03(b). (ii) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

(c)                Letter of Credit Fees. The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in each outstanding Letter of Credit, which shall accrue on the face amount of such Letter of Credit at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Rate Loans, during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit and all LC Exposure in respect thereof is no longer outstanding, and (ii) to each Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at the rate of 0.125% per annum on the face amount of such Letter of Credit, during the period from and including the date of issuance of such Letter of Credit to but excluding the date such Letter of Credit and all LC Exposure in respect thereof is no longer outstanding, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of such Issuing Bank relating the Letters of Credit as from time to time in effect. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.09          Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Loans denominated in Sterling shall be made on the basis of a year of 365 days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day.

2.10          Evidence of Debt. The Borrowings made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.11          Payments Generally.

(a)            (i)                All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.

(ii)               Except payments to be made directly to an Issuing Bank or Swingline Lender or as otherwise expressly provided herein and except with respect to principal of and interest on Bid Loans and any Committed Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.

(iii)              Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Committed Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.

(iv)             All payments received by the Administrative Agent (A) after 3:00 p.m., in the case of payments in Dollars or (B) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(v)              All payments by each Borrower hereunder with respect to principal and interest on any Bid Loans made by a Lender shall be made directly to such Lender at the account of such Lender specified in such Lender’s Competitive Bid in Same Day Funds not later than 2:00 p.m., in the case of payments in Dollars, or the Applicable Time specified by such Lender in its Competitive Bid, in the case of payments in an Alternative Currency or a Requested Currency, on the dates specified herein. All payments received by any such Lender (A) after 2:00 p.m., in the case of payments in Dollars, or (B) after the Applicable Time specified by such Lender, in the case of payments in an Alternative Currency or a Requested Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Each such Lender that receives any such payment in respect of principal or interest on any Bid Loan shall promptly provide a written receipt thereof to both the Company and the Administrative Agent.

(b)                If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)                Unless any Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)                 if any Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii)               if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to a Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Committed Loan or Bid Loan, as the case may be, included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)                If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)                The obligations of the Lenders hereunder to make Committed Loans and fund participations in Swingline Loans and Letters of Credit are several and not joint. The failure of any Lender to make any Committed Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or purchase its participation.

(f)                 Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan or participation in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or participation in any particular place or manner.

(g)               Notwithstanding the foregoing provisions, if, after the making of any Loan in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency, or any other event occurs, in each case with the result that the type of currency in which the Loan was made no longer exists or would no longer be an Alternative Currency or Required Currency elected hereunder or the Borrowers are not able to make payment to the Administrative Agent for the account of the Lenders or, as the case may be, the Lenders directly in such currency, then all payments to be made by the Borrowers hereunder in such currency shall instead be made in Dollars in an amount equal to the Dollar Equivalent (as of the date or repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

2.12          Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Committed Loans made by it or participations in Letters of Credit or Swingline Loans funded by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Committed Loans and participations in Letters of Credit and Swingline Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Committed Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, without interest thereon. Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. The provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the permitted assignment of or sale of a participation in any of its Committed Loans or participations in Letters of Credit or Swingline Loans or Commitment to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.13          Designated Borrowers. (a)  The Company may at any time and from time to time designate any Subsidiary as a Designated Borrower by (i) delivery to the Administrative Agent of (A) a Designated Borrower Agreement executed by such Subsidiary and the Company and (B) such supporting resolutions, charter documents, incumbency certificates, opinions of counsel, completed tax forms to be filed in the relevant jurisdiction and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its reasonable discretion (including, without limitation, information necessary to evaluate (1) any withholding tax as may arise in respect of any Loans made to such Subsidiary and (2) the manner in which Loans may be made available to such Subsidiary, including in Dollars or the requested Alternative Currency); and (ii) delivery to each Lender of any deliveries from such Subsidiary which may be required under Section 11.20 or any other “know your customer” regulations to which such Lender is subject, which deliveries must be reasonably satisfactory to each such Lender. Upon satisfaction of clauses (i) and (ii) in the immediately preceding sentence, such Subsidiary shall for all purposes of this Agreement be a Designated Borrower and a party to this Agreement; provided, that each Lender shall only be required to lend to any such Designated Borrower that is not a Pre-Approved Designated Borrower to the extent that such Lender is satisfied, in its reasonable discretion, that (x) the laws and regulations of the jurisdictions in which such Subsidiary is organized and is located permit extensions of credit and other financial accommodations from the U.S. into such jurisdictions and such Lender would not be subject to regulatory or legal limitations, restrictions, penalties or costs as a result of lending to such Subsidiary, (y) no gross-up payment shall be required to be paid or withholding tax shall accrue or shall otherwise be payable in connection with the making of Loans to such Subsidiary (provided, that to the extent any such taxes ultimately accrue or are otherwise payable, or any gross-up amounts ultimately are required to be paid, then all such taxes and gross-up amounts shall solely be for the account of the Company and the applicable Borrower, and the Administrative Agent and the Lenders shall have no liability, payment or reimbursement obligations with respect thereto) and (z) such Lender would not be subject to any material financial disadvantage arising out of or attributable to the jurisdictions in which such Subsidiary is organized and is located or the nature of such Subsidiary’s activities. The Administrative Agent shall have the right to adjust the provisions of Article II and Article III of this Agreement as it may reasonably determine and as may be acceptable to the Company to enable the Lenders that are able to make Loans to a Designated Borrower pursuant to the immediately preceding sentence to make Loans to such Designated Borrower in the relevant Alternative Currencies on a non-pro rata basis with Lenders that are not so able, with such adjustments to be made in a manner that, to the extent practicable, are reasonably equitable to all the Lenders. The Administrative Agent shall also have the right to adjust the provisions of this Agreement as it may reasonably determine and as acceptable to the Company to enable the Lenders to make Loans in the relevant Alternative Currencies and to the relevant Designated Borrowers.

(b)       As soon as practicable upon receipt of a Designated Borrower Agreement, the Administrative Agent shall send a copy thereof, together with a Designated Borrower Notice, to each Lender. The Company shall guarantee the Obligations of such Designated Borrower pursuant to Article X hereof. Each Subsidiary that is or becomes a Designated Borrower pursuant to this Section 2.13 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each related document, including service of process. For the avoidance of doubt, no Subsidiary shall become a Designated Borrower hereunder if the extension of Loans to such Subsidiary by the Lenders would violate any applicable Law.

(c)       The Company may at any time execute and deliver to the Administrative Agent a written notice of termination with respect to any Designated Borrower, whereupon such Subsidiary shall cease to be a Designated Borrower and a party to this Agreement. Notwithstanding the preceding sentence, no termination with respect to a Designated Borrower will become effective as to any Designated Borrower at a time when any principal of or interest on any Loan to such Designated Borrower shall be outstanding hereunder; provided that such termination of a Designated Borrower shall be effective to terminate the right of such Designated Borrower to borrow any further Loans under this Agreement.

2.14          Increase in Commitments; Incremental Term Loans. (a) Request for Increase or Incremental Term Loans. Provided there exists no Event of Default, from time to time upon not less than ten (10) Business Days’ prior written notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may request an increase in the Aggregate Commitments or extension of one or more tranches of term loans (each an “Incremental Term Loan”) by or for an amount (for all such requests) not exceeding $625,000,000; provided that (i) any such request for an increase or extension of a tranche of Incremental Term Loans shall be in a minimum amount of $75,000,000 and (ii) the Company may make a maximum of five (5) such requests. With respect to any request for such an increase or extension, the Company may invite existing Lenders to increase their Commitments or extend Incremental Term Loans or additional Eligible Assignees to become Lenders, in each case, pursuant to a Lender Addition and Acknowledgment Agreement substantially in the form attached as Exhibit H hereto (each, a “Lender Addition and Acknowledgment Agreement”). Nothing contained in this Section 2.14 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment or extend Incremental Term Loans hereunder at any time and no Lender shall be required to increase its Commitment or extend Incremental Term Loans hereunder. In connection with any increase of the Commitments or Incremental Term Loans pursuant to this Section 2.14, any Eligible Assignee that becomes a Lender and party hereto pursuant to this Section 2.14 shall (x) execute such documents and agreements as the Administrative Agent may reasonably request and (y) in the case of any such new Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and Anti-Money Laundering Laws, including without limitation, the Patriot Act.

(b)                Effective Date and Allocations. If the Commitments are increased or Incremental Term Loans are agreed to be extended in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase or extension. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase or extension and the Increase Effective Date.

(c)                Conditions to Effectiveness of Increase or Extension of Incremental Term Loans. As conditions precedent to such increase in Commitments or extension of Incremental Term Loans, (i) the Company shall deliver to the Administrative Agent a certificate with respect to each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of the Company (A) if the resolutions previously delivered did not approve the increased amount of Commitments or extension of Incremental Term Loans, certifying and attaching the resolutions adopted by the applicable governing body of each Loan Party approving or consenting to such increase or extension and (B) certifying that, before and after giving effect to such increase or extension, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case, they shall be true and correct in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (except to the extent such representations and warranties are qualified by materiality, in which case, they shall be true and correct in all respects) and (2) no Default or Event of Default exists or would exist after giving effect to such increase or extension; (ii) this Agreement will be amended by the Company, the Administrative Agent and those Lender(s) whose Commitment(s) is or are being increased (or by whom Incremental Term Loans are being extended) or who are being joined as new Lenders (but without any requirement that the consent of any other Lenders be obtained) to reflect the revised Commitment amounts (including the extension of Incremental Term Loans and any necessary or appropriate amendments to reflect the inclusion of Incremental Term Loans in the reasonable opinion of the Administrative Agent) of each of such Lenders, (iii) the Administrative Agent will deliver an updated Schedule 2.01 to the Company and each of the Lenders (including each new Lender) reflecting the revised Aggregate Commitment amount (including all Incremental Term Loans) and Pro Rata Shares of each of the Lenders and (iv) the Company and each such Lender shall execute and deliver to the Administrative Agent a Lender Addition and Acknowledgment Agreement. The Lenders shall assign, or purchase or sell participations in, Committed Loans outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Committed Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section. The Incremental Term Loans (x) shall rank pari passu in right of payment with the Committed Loans, (y) shall not have a weighted average life to maturity earlier than the Maturity Date (but may have amortization prior to such date) and (z) shall be treated substantially the same as (and in any event no more favorably than) the Committed Loans; provided that (A) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (B) the Incremental Term Loans may be priced differently than the Committed Loans.

(d)                Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or Section 11.01 to the contrary.

2.15          Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)                Adjustments.

(i)                 Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement and any other Loan Document shall be restricted as set forth in Section 11.01.

(ii)               Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender under any Loan Document (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize on a pro rata basis each Issuing Bank’s LC Exposure with respect to such Defaulting Lender; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest-bearing deposit account and released pro rata in order to (x) satisfy obligations of that Defaulting Lender to fund future Loans under this Agreement and (y) cash collateralize each Issuing Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement or any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement or any other Loan Document; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, that Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (b) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender or posting of cash collateral that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)             Certain Fees. That Defaulting Lender shall be entitled to receive any facility fee pursuant to Section 2.08(a) for any period during which such Lender is a Defaulting Lender only to extent allocable to the Outstanding Amount of the Committed Loans and participations in Letters of Credit and Swingline Loans actually funded by it (and the Company shall not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)                If any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)                all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than, in the case of a Defaulting Lender that is a Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Credit Exposure to exceed its Commitment;

(ii)               if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) and (y) second, cash collateralize for the benefit of the applicable Issuing Banks only the U.S. Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.18(j) for so long as such LC Exposure is outstanding;

(iii)              if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.08(a) or Section 2.08(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)              if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.08(a) and Section 2.08(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares; and

(v)                if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.08(c) with respect to such Defaulting Lender’s LC Exposure shall be payable ratably to the applicable Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized.

(c)                Issuances of Letters of Credit and Funding of Swingline Loans.

(i)                 So long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.15(b), and the Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.15(b)(i) (and such Defaulting Lender shall not participate therein).

(ii)               If following the date hereof (A) any Lender has, or has a direct or indirect parent company that has, (x) become the subject of a proceeding under any Debtor Relief Law, (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (z) become the subject of a Bail-In Action or (B) the Swingline Lender or the Issuing Banks have a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, then, in each case and for so long as such event shall continue, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Banks, as the case may be, shall have entered into arrangements with the applicable U.S. Borrower or such Defaulting Lender, satisfactory to the Swingline Lender or the Issuing Banks, as the case may be, to defease any risk to it in respect of such Defaulting Lender hereunder.

(d)                Defaulting Lender Cure. If the Company, the Administrative Agent, the Issuing Banks and the Swingline Lender each agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, (i) the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and (ii) that Lender will, to the extent applicable, purchase at par that portion of outstanding Committed Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16          Extension of Maturity Date.

(a)                Requests for Extension. The Company may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not later than thirty (30) days prior to the Maturity Date then in effect hereunder (the “Existing Maturity Date”), request, no more than twice during the term of this Agreement, that each Lender extend such Lender’s Maturity Date for an additional one year from the Existing Maturity Date (with no more than two one-year extensions occurring during the term of this Agreement). Each request shall be delivered no later than thirty (30) days prior to the Existing Maturity Date. Each request shall indicate the date by which each Lender shall respond to such request (which shall not be earlier than 25 days after the date the Administrative Agent is notified of such request) (such date, the “Notice Date”) and the date on which such extension shall be effective (which shall not be later than thirty (30) days after the date the Administrative Agent is notified of such request, unless otherwise agreed by the Administrative Agent in its sole discretion) (such date, the “Effective Date”).

(b)                Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given on or prior to the Notice Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date)) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)                Notification by Administrative Agent. The Administrative Agent shall notify the Company of each Lender’s determination under this Section promptly, and in any event not more than three (3) Business Days after the Notice Date.

(d)                Additional Commitment Lenders. The Company shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.15; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Existing Maturity Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(e)                Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Effective Date, then, effective as of the Effective Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f)                 Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Company shall deliver to the Administrative Agent a certificate of each Borrower dated as of the Effective Date signed by a Responsible Officer of such Borrower (i) certifying and attaching the resolutions adopted by the applicable governing body of such Borrower approving or consenting to such extension if the resolutions authorizing the extension have not previously been delivered and (ii) in the case of the Company, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case, they shall be true and correct in all respects) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (except to the extent such representations and warranties are qualified by materiality, in which case, they shall be true and correct in all respects), and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 and (B) no Default or Event of Default exists or would exist after giving effect to such extension. In addition, on the Maturity Date of each Non-Extending Lender, the Borrowers shall first, prepay any Swingline Loans outstanding on such date, second, provide cash collateral (or make other arrangements satisfactory to the applicable Issuing Bank) with respect to the outstanding Letters of Credit (on terms acceptable to the applicable Issuing Bank and in amounts contemplated by Section 2.18(j)) and third, prepay any Committed Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05), to the extent necessary to keep outstanding Credit Exposures ratable with any revised Pro Rata Shares of the respective Lenders effective as of such date after giving effect to such extension.

(g)                Extension Amendments. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order to establish new classes of Commitments (including as they relate to Swingline Loans and Letters of Credit) and Committed Loans created pursuant to an extension under this Section 2.16. The Company and each other Borrower shall execute such agreements, confirmations or other documentation as the Administrative Agent shall reasonably request to accomplish the purposes of this Section 2.16.

(h)                Conflicting Provisions. This Section shall supersede any provisions in Section 2.12 or 11.01 to the contrary.

2.17          Swingline Loans.

(a)                Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swingline Lender may, but shall have no obligation to, make Swingline Loans in Dollars to the Company or any other U.S. Borrower in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000, (ii) the Credit Exposure of the Swingline Lender exceeding its Commitment, (iii) the Credit Exposure of any Lender exceeding its Commitment and (iv) the sum of the Total Credit Exposure and the Outstanding Amount of all Bid Loans exceeding the Aggregate Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company or any other U.S. Borrower may borrow, prepay and reborrow Swingline Loans.

(b)                To request a Swingline Loan, the Company or the applicable U.S. Borrower shall submit a written notice to the Administrative Agent by telecopy or electronic mail not later than 12:00 noon on the day of a proposed Swingline Loan. Each such notice shall be in a form reasonably approved by the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan, which shall be an integral multiple of $1,000,000 and not less than $1,000,000. Each Swingline Loan shall be a Base Rate Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company or any other U.S. Borrower. The Swingline Lender shall make each Swingline Loan available to the Company or the applicable U.S. Borrower by means of a credit to an account of the Company or such U.S. Borrower with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the applicable Issuing Bank) by 2:00 p.m. on the requested date of such Swingline Loan.

(c)                The Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon on a Business Day, no later than 4:00 p.m on such Business Day and if received after 12:00 noon on a Business Day, no later than 9:00 a.m. on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Share of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(b) with respect to Committed Loans made by such Lender (and Sections 2.02(b) and 2.11(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company or any other U.S. Borrower (or other party on behalf of the Company or any U.S. Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company or any other U.S. Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company or any other U.S. Borrower of any default in the payment thereof.

(d)                The Swingline Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Company shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.07(a). From and after the effective date of any such replacement, (i) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (ii) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans. Notwithstanding Section 11.04, the Company shall not be required to pay or reimburse the Administrative Agent, the Lenders, the replaced Swingline Lender or the successor Swingline Lender for any costs or expenses incurred in connection with the preparation, negotiation or execution of any amendments, modifications or other documentation required to effectuate any replacement of the Swingline Lender under this Section 2.17, to the extent such replacement is not requested or initiated by the Company.

(e)                Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as Swingline Lender at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.17(d) above.

2.18          Letters of Credit.

(a)                General. Subject to the terms and conditions set forth herein, each U.S. Borrower may request any Issuing Bank to issue Letters of Credit denominated in Dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to such Issuing Bank, at any time and from time to time during the Availability Period. Pursuant to the definition thereof, one-half of each Issuing Bank’s Letter of Credit Commitment is available on a discretionary basis (with such Issuing Bank having the ability to decline to issue a Letter of Credit in an amount in excess of such Issuing Bank’s Letter of Credit Commitment that is available on a committed basis in its sole discretion). The other half of its Letter of Credit Commitment is available on a committed basis. Letters of Credit shall be deemed to be issued under an Issuing Bank’s committed portion of its Letter of Credit Commitment until the amount thereof is fully utilized. Thereafter, additional Letters of Credit shall be issued, if at all, under the discretionary portion of each Issuing Bank’s Letter of Credit Commitment.

(b)                Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the applicable U.S. Borrower shall hand deliver or transmit by electronic communication (if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three (3) Business Days prior to such date) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the applicable U.S. Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the applicable Issuing Bank and as mutually agreed between such U.S. Borrower and such Issuing Bank (each, a “Letter of Credit Agreement”). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if, after giving effect to such issuance, amendment or extension (i) the sum of (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by such Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of each applicable U.S. Borrower at such time shall not exceed such Issuing Bank’s Letter of Credit Commitment, (ii) the LC Exposure shall not exceed $200,000,000, (iii) no Lender’s Credit Exposure shall exceed its Commitment and (iv) the sum of the Total Credit Exposure and the Outstanding Amount of all Bid Loans shall not exceed the Aggregate Commitments. Any U.S. Borrower may, at any time and from time to time, increase or reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the U.S. Borrowers shall not increase or reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect to such increase or reduction, the conditions set forth in clauses (i) through (iv) above shall not be satisfied.

An Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i)       any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank shall prohibit, or require that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimburseable loss, cost or expense that was not applicable on the Closing Date and that such Issuing Bank in good faith deems material to it; or

(ii)       the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.

(c)                Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, one year after such extension), provided that, subject to the following clause (ii), any Letter of Credit may contain customary “evergreen” provisions pursuant to which the expiry date is automatically extended for a specific time period and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d)                Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Pro Rata Share of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable U.S. Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable U.S. Borrower for any reason, including after the Maturity Date. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.

(e)                Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit issued by such Issuing Bank, the applicable U.S. Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars an amount equal to such LC Disbursement not later than 12:00 noon on the date that such LC Disbursement is made, if the applicable U.S. Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m. on such date (if such date is a Business Day), or, if such notice has not been received by the applicable U.S. Borrower prior to such time on such date, then not later than 12:00 noon on the Business Day immediately following the day that the applicable U.S. Borrower receives such notice; provided that the applicable U.S. Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.17 that such payment be financed with a Base Rate Committed Loan or a Swingline Loan in an amount equal to such LC Disbursement and, in each case, to the extent so financed, the applicable U.S. Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Loan. If the applicable U.S. Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the applicable U.S. Borrower in respect thereof and such Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Pro Rata Share of the payment then due from the applicable U.S. Borrower, in the same manner as provided in Section 2.02(b) with respect to Committed Loans made by such Lender (and Sections 2.02(b) and 2.11(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable U.S. Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of a Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company or any other U.S. Borrower of its obligation to reimburse such LC Disbursement.

(f)                 Obligations Absolute. Each U.S. Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s or each other U.S. Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders or the Issuing Banks, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the nothing in this paragraph shall be construed to excuse such Issuing Bank from liability to the Company or the applicable U.S. Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Company and each other U.S. Borrower to the extent permitted by applicable Law) suffered by the Company or any other U.S. Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties hereto agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of the applicable Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                Disbursement Procedures. The applicable Issuing Bank for any Letter of Credit shall, within the time allowed by applicable Law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Company by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company or any other U.S. Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                Interim Interest. If an Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Company or the applicable U.S. Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable, at the rate per annum then applicable to Base Rate Committed Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Company or the applicable U.S. Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.07(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.

(i)                 Replacement and Resignation of Issuing Bank.

(i)                 Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.08(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit. Notwithstanding Section 11.04, the Company shall not be required to pay or reimburse the Administrative Agent, the Lenders, the replaced Issuing Bank or the successor Issuing Bank for any costs or expenses incurred in connection with the preparation, negotiation or execution of any amendments, modifications or other documentation required to effectuate any replacement of such Issuing Bank under this Section 2.18, to the extent such replacement is not requested or initiated by the Company.

(ii)               Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Company and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.18(i)(i) above.

(j)                 Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that any U.S. Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the U.S. Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash in Dollars equal to 105% of the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any U.S. Borrower described in Section 8.01(f) or (g). The U.S. Borrowers also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.04. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure in respect of any Letter of Credit remains outstanding after the expiration date of such Letter of Credit, the applicable U.S. Borrower shall immediately deposit into the LC Collateral Account an amount in cash equal to 105% of such LC Exposure as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such LC Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at each U.S. Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such LC Account. Moneys in such LC Account shall be applied by the Administrative Agent to reimburse any applicable Issuing Bank (ratably in the case of more than one Issuing Bank) for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the U.S. Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If any U.S. Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such U.S. Borrower within three (3) Business Days after all Events of Default have been cured or waived.

(k)            Letters of Credit Issued for Account of Subsidiaries. Letters of Credit may be issued or outstanding hereunder to support any obligations of, or for the account of, a Subsidiary or any other U.S. Borrower, or state that a Subsidiary or any other U.S. Borrower is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit. Notwithstanding the foregoing, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary or other U.S. Borrower in respect of such Letter of Credit, the Company (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Company and (ii) irrevocably waives any and all defenses (other than the defense of payment in full) that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary or other U.S. Borrower in respect of such Letter of Credit. The Company hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries and other U.S. Borrowers inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries and other U.S. Borrowers.

(l)            Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) promptly following the end of each calendar month, the aggregate amount of Letters of Credit issued by it and outstanding at the end of such month, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letter of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any payment under any Letter of Credit, the date of such payment under such Letter of Credit and the amount of such payment, (iv) on any Business Day on which the Company or applicable U.S. Borrower fails to reimburse any payment under any Letter of Credit required to be reimbursed to such Issuing Bank on such Business Day, the date of such failure and the amount of such payment and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes. (a) Any and all payments by the Borrowers to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any Withholding Agent shall be required by any Laws (as determined in the good faith discretion of an applicable Withholding Agent) to deduct or withhold any Taxes from or in respect of any such payment, (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no deductions or withholdings in respect of Indemnified Taxes been made, (ii) the applicable Withholding Agent shall make such deductions or withholdings, (iii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) to the extent and at such time as reasonably practicable after the date of such payment, such Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(b)           Without duplication of any amounts payable under Section 3.01(a) or Section 3.01(c), each Borrower agrees to pay to the relevant taxation authority or other authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Without duplication of any amounts payable under Section 3.01(a) or Section 3.01(b), each Borrower agrees to indemnify the Administrative Agent and each Lender for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Payment under this subsection (c) shall be made within 20 days after the date the Lender or the Administrative Agent makes a written demand therefor.

(d)           Each Lender shall severally indemnify within 20 days after demand therefor, (i) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that no Loan Party has already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Loan Party to do so), (ii) the Administrative Agent and any Loan Party, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07(d) relating to the maintenance of a Participant Register and (iii) the Administrative Agent and any Loan Party, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or such Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto. A certificate setting forth in reasonable detail the basis for and calculation of the amount of such payment or liability delivered to any Lender by the Administrative Agent or the applicable Loan Party shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent or the applicable Loan Party to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the applicable Loan Party to the Lender from any other source against any amount due to the Administrative Agent or the applicable Loan Party under this paragraph (d).

(e)          (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, (i) prior to becoming a party hereto and (ii) at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Company or the Administrative Agent as will enable any Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements and to allow the Borrowers and the Administrative Agent to comply with any information reporting requirements to which they are subject. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,

(A)          any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)                in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                executed copies of IRS Form W-8ECI;

(3)                in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(4)                to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(iii)          On or prior to the Closing Date (or, in the case of a successor Administrative Agent, on or before the date on which it becomes the Administrative Agent), (A) if the Administrative Agent is a U.S. Person, it shall provide the Company with a properly completed and duly executed copy of IRS Form W-9 confirming that the Administrative Agent is exempt from U.S. federal backup withholding or (B) if the Administrative Agent is not a U.S. Person, it shall provide the Issuer with, (i) with respect to payments made to the Administrative Agent for its own account, a properly completed and duly executed IRS Form W-8ECI, and (ii) with respect to payments made to the Administrative Agent on behalf of any Lender, a properly completed and duly executed IRS Form W-8 certifying it is entitled to receive payments hereunder without deduction or withholding for any Taxes.

(f)            If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section  (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.01(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.01(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)          Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02        Illegality. If any Lender determines that any Law or Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency) or CDOR Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate or the CDOR Screen Rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or CDOR Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates. (a) If the Administrative Agent or the Required Lenders determine that, in connection with any request for a Eurocurrency Rate Committed Loan or a CDOR Rate Loan or a conversion to or continuation thereof, (i) deposits (whether in Dollars or an Alternative Currency) are not being offered to (or, in the case of CDOR Rate Loans, banker’s acceptances are not being accepted by) banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Committed Loan or CDOR Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate or CDOR Screen Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Committed Loan (whether denominated in Dollars or an Alternative Currency, and including because the Eurocurrency Screen Rate is not available or published on a current basis) or CDOR Rate Loan (including because the CDOR Screen Rate is not available or published on a current basis), respectively, (provided that, in the case of any Eurocurrency Rate Committed Loan, no Benchmark Transition Event shall have occurred at such time) (in each case with respect to clauses (i) and (ii) above, “Impacted Loans”), (iii) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Committed Loan denominated in any currency does not adequately and fairly reflect the cost to such Lenders of funding or maintaining such Eurocurrency Rate Committed Loan or (iv) the CDOR Screen Rate for any requested Interest Period with respect to a proposed CDOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding or maintaining such CDOR Rate Loan, then, in each case, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice, (1) the obligation of the Lenders to make or maintain Eurocurrency Rate Committed Loans in the affected currency or currencies or CDOR Rate Loans bearing interest by reference to the CDOR Screen Rate, in each case, for the applicable Interest Period, and the right of the Borrowers to convert any Loans denominated in Dollars to Eurocurrency Rate Committed Loans in the affected currency or continue any Eurocurrency Rate Committed Loan in the affected currency or CDOR Rate Loan bearing interest by reference to the CDOR Screen Rate shall be suspended (to the extent of the affected Eurocurrency Rate Committed Loans, CDOR Rate Loans or Interest Periods), and (2) the Borrowers shall (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurocurrency Rate Committed Loan or CDOR Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Eurocurrency Rate Committed Loan or CDOR Rate Loan, or (B) convert the outstanding principal amount of each such CDOR Rate Loan to a Committed Borrowing of CDOR Rate Loans bearing interest by reference to the Canadian Prime Rate or a Committed Borrowing of Eurocurrency Rate Committed Loans, if available, denominated in Dollars, or Base Rate Loans denominated in Dollars as of the last day of such Interest Period or (C) convert the then outstanding principal amount of each such Eurocurrency Rate Committed Loan, if denominated in Dollars, to a Committed Borrowing of Base Rate Loans as of the last day of such Interest Period (in each case, to the extent of the affected Eurocurrency Rate Committed Loans, CDOR Rate Loans or Interest Periods), as applicable. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Committed Loans or CDOR Rate Loans bearing interest by reference to the CDOR Screen Rate in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Committed Loans, CDOR Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in Dollars in the Dollar Equivalent amount specified therein (or, in the case of any request for a Committed Borrowing of CDOR Rate Loans bearing interest by reference to the CDOR Screen Rate, into a request for a Committed Borrowing of CDOR Rate Loans bearing interest by reference to the Canadian Prime Rate).

(b)          If the Administrative Agent or any Bid Loan Lender determines that for any reason in connection with any request for a Eurocurrency Margin Bid Loan that (i) deposits (whether in Dollars or an Alternative Currency or a Requested Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Margin Bid Loan, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Margin Bid Loan (whether denominated in Dollars or an Alternative Currency or a Requested Currency, and, if applicable, including because the Eurocurrency Screen Rate (or its equivalent for any Requested Currency) is not available or published on a current basis) (provided that, in the case of any Eurocurrency Margin Bid Loan, no Benchmark Transition Event shall have occurred at such time) (in each case with respect to clauses (i) and (ii) above, “Impacted Margin Bid Loans”), or (iii) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Margin Bid Loan does not adequately and fairly reflect the cost to such Lender of funding or maintaining such Eurocurrency Margin Bid Loan, then, in each case, the Administrative Agent will promptly so notify the Company and each such Lender. Thereafter, the obligation of such Lenders to make or maintain Eurocurrency Margin Bid Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Margin Bid Loans or Interest Periods) until the Administrative Agent (upon the instruction of such Lenders) revokes such notice, and the Borrowers shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurocurrency Margin Bid Loan to the extent of the affected Eurocurrency Margin Bid Loan or Interest Period. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of Eurocurrency Margin Bid Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Margin Bid Loans or Interest Periods) or, failing that, any such request will be deemed to have been so revoked.

(c)           Notwithstanding the foregoing, if the Administrative Agent has made the determination described in this section, the Administrative Agent, in consultation with the Company and the Required Lenders, in the case of Impacted Loans, and in consultation with the Company and the applicable Bid Loan Lender(s), in the case of Impacted Margin Bid Loans, may establish an alternative interest rate for the Impacted Loans and Impacted Margin Bid Loans, respectively, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans and Impacted Margin Bid Loans, as applicable, until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans or Impacted Margin Bid Loans, as applicable, under clauses (a)(i) or (ii) or clauses (b)(i) or (ii) of this section, as applicable, (2) the Administrative Agent or the Required Lenders, in the case of Impacted Loans, or the Administrative Agent or the Bid Loan Lender(s), in the case of Impacted Margin Bid Loans, notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans or Impacted Margin Bid Loans, as applicable, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

(d)          Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, for any Agreed Currency, the Administrative Agent and the Company may amend this Agreement to replace the Eurocurrency Rate with a Benchmark Replacement for such Agreed Currency. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Company, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders; provided that, with respect to any such proposed amendment, or portion thereof, to replace the Eurocurrency Rate for Dollars with any SOFR-Based Rate, the Lenders shall be entitled to object only to the Benchmark Replacement Adjustment contained therein. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent and the Company written notice that such Required Lenders accept such amendment. No replacement of Eurocurrency Rate for any Agreed Currency with a Benchmark Replacement will occur prior to the applicable Benchmark Transition Start Date for such Agreed Currency.

(e)          In connection with the implementation of a Benchmark Replacement for any Agreed Currency, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(f)          The Administrative Agent will promptly notify the Company and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as otherwise set forth in this Agreement.

(g)          Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to any Agreed Currency, (i) any Committed Loan Notice that requests the conversion of any Loan to, or continuation of any Loan as, a Eurocurrency Rate Committed Loan in such Agreed Currency shall be ineffective, (ii) if such Agreed Currency is Dollars and any Committed Loan Notice requests a Eurocurrency Rate Committed Loan denominated in Dollars, such Loan shall be made as Base Rate Loan, (iii) if such Agreed Currency is an Alternative Currency and any Committed Loan Notice requests a Eurocurrency Rate Committed Loan denominated in such Alternative Currency, such Committed Loan Notice shall be in effective, and (iv) any request by a Borrower for a Eurocurrency Margin Bid Loan shall be ineffective.

3.04       Increased Cost and Reduced Return; Capital Adequacy; Reserves. (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement described in clause (c) below);

(ii)           subject any Recipient to any Taxes (other than Indemnified Taxes, Excluded Taxes, or Other Taxes) on its loans, loan principal, Letters of Credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, to increase the cost to such Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount), then from time to time upon written demand of such Lender or other Recipient (with a copy of such demand to the Administrative Agent), the Company shall pay (or cause the applicable Designated Borrower to pay) within fifteen (15) days after demand by such Lender or other Recipient to such Lender or other Recipient such additional amounts as will compensate such Lender or other Recipient for such increased cost or reduction; provided, (x) such Lender or other Recipient shall be generally seeking comparable compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender or other Recipient has the right under such similar credit facilities to do so) with respect to such Change in Law regarding such increased cost or reduction and (y) that such additional amounts shall not be duplicative of any amounts to the extent otherwise paid by the Company under any other provision of this Agreement.

(b)           If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by such Lender in its capacity as an Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, upon written demand of such Lender (with a copy of such demand to the Administrative Agent) the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender within fifteen (15) days after demand by such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered, provided, that (x) such Lender shall be generally seeking comparable compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender has the right under such similar credit facilities to do so) with respect to such Change in Law regarding such increased cost or reduction and (y) such additional amounts shall not be duplicative of any amounts to the extent otherwise paid by the Borrowers under any other provision of this Agreement.

(c)           The Company agrees to pay to each Lender, for any period that such Lender is required by applicable law, rule or regulation, or any guideline, request or directive of any Governmental Authority (whether or not having the force of law), to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the costs of such reserves allocated to such Eurocurrency Rate Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Eurocurrency Rate Loan.

(d)          Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section 3.04 for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.05        Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower; or

(c)           any assignment of a Eurocurrency Rate Loan or CDOR Rate Loan bearing interest by reference to the CDOR Screen Rate on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.15;

excluding any loss of anticipated profits, but including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.

The amount payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05 shall be determined in the applicable Lender’s reasonable discretion based upon the assumption that such Lender funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan or each CDOR Rate Loan made by it at the CDOR Screen Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan or CDOR Rate Loan bearing interest by reference to the CDOR Screen Rate was in fact so funded.

3.06       Matters Applicable to all Requests for Compensation. (a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b)           Each Lender may make any Loan to any Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrowers to repay the Loan in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use its reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such designation or assignment would reasonably be expected to (i) eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, not subject such Lender to any unreimbursed cost or expense or otherwise be disadvantageous to such Lender. The Company hereby agrees to pay (or cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(c)           Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04 and, in each case, such Lender declining or being unable to designate a different Lending Office in accordance with Section 3.06(b), or if any Lender is a Defaulting Lender pursuant to Section 2.15, the Company may replace such Lender in accordance with Section 11.15.

3.07        Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO BORROWINGS

4.01       Conditions to Effectiveness. The effectiveness of this Agreement is subject to satisfaction (or waiver in accordance with Section 11.01) of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or electronic (pdf) transmissions unless otherwise specified, each properly executed by a Responsible Officer of the Company, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)            executed counterparts of this Agreement;

(ii)           such certificates of resolutions or other action and incumbency certificates of Responsible Officers of the Company as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iii)          such documents and certifications as the Administrative Agent may reasonably require to evidence that the Company is duly incorporated, and is validly existing and in good standing in the State of Illinois, including certified copies of the Company’s Organization Documents, and a certificate of good standing from the Secretary of State of the State of Illinois;

(iv)          an opinion of Baker & McKenzie LLP, counsel to the Company, addressed to the Administrative Agent and each Lender party hereto as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent; and

(v)           a certificate signed by a Responsible Officer of the Company certifying, as of the Closing Date, that the conditions specified in Sections 4.02(a) and (b) have been satisfied and setting forth the Debt Rating as of the Closing Date for purposes of calculating the Applicable Rate.

(b)           Any fees required to be paid on or before the Closing Date pursuant to the Loan Documents shall have been paid to the extent invoiced at least five (5) Business Days prior to the Closing Date.

(c)           Unless waived by the Administrative Agent, the Company shall have paid the reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to the Administrative Agent to the extent invoiced at least two (2) Business Days prior to the Closing Date.

(d)          Prior to or concurrently with the effectiveness of this Agreement, the Existing Credit Agreement shall be terminated, and all amounts owing thereunder, if any, shall have been paid in full. Each of the Lenders party hereto that is also a “Lender” under and as defined in the Existing Credit Agreement hereby waives the requirement for one (1) Business Day’s prior written notice set forth in Section 2.05 of the Existing Credit Agreement to permanently reduce the entire “Aggregate Commitment” under and as defined in the Existing Credit Agreement.

(e)           (i) The Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information regarding the Company requested in connection with applicable “know your customer” and Anti-Money Laundering Laws, including the Patriot Act, to the extent requested in writing of the Company at least 10 days prior to the Closing Date and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Company at least 10 days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Company shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02        Conditions to all Credit Events. The obligation of each Lender to honor any Request for Borrowing (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans or CDOR Rate Loans bearing interest by reference to the CDOR Screen Rate), the obligation of the Swingline Lender to make a Swingline Loan and the obligation of any Issuing Bank to issue, amend or extend any Letter of Credit, in each case, is subject to the satisfaction (or waiver in accordance with Section 11.01) of the following conditions precedent:

(a)          The representations and warranties of the Borrowers contained in Article V of this Agreement or in any other Loan Document shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case, they shall be true and correct in all respects), on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (or, for the purposes of Section 4.01(a)(v), as of the Closing Date), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except to the extent such representations and warranties are qualified by materiality, in which case, they shall be true and correct in all respects), and except that for purposes of this Section 4.02, (i) the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (ii) the representations and warranties in subsection (c) of Section 5.05, subsection (b) of Section 5.06, and Section 5.10 need only be true and correct on and as of the Closing Date.

(b)          No Default shall exist, or (other than for purposes of Section 4.01(a)(v), to the extent no Credit Event occurs on the Closing Date) would result from such proposed Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable.

(c)          In the case of any Committed Loan, the Administrative Agent shall have received a Request for Borrowing in accordance with the requirements hereof.

(d)          If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.13 to the designation of such Borrower as a Designated Borrower shall have been met.

(e)          In the case of a Committed Borrowing to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls, or any other event, in each case, which in the reasonable opinion of the Administrative Agent or the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) would make it impracticable for such Committed Borrowing to be denominated in the relevant Alternative Currency.

Each Request for Borrowing (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans or CDOR Rate Loans) submitted by the Company, each Borrowing of Swingline Loans and each issuance, amendment or extension of a Letter of Credit, in each case, shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing, issuance, amendment or extension or as of such earlier date, as applicable.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01        Existence, Qualification and Power; Compliance with Laws. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concepts are applicable in each applicable jurisdiction), (b) has all requisite corporate or other organizational power and authority to (i) own its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business as now conducted requires such qualification or license (to the extent such concepts are applicable in each applicable jurisdiction) and (d) is in compliance with all Laws; except in each case referred to in clauses (b)(i), (c) and/or (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02       Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party; or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable Law; except in each case referred to in clauses (b) and/or (c), to the extent that such conflict, breach, contravention, Lien or violation would not reasonably be expected to have a Material Adverse Effect.

5.03       Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which such Loan Party is party other than (i) any thereof as have been obtained, taken or made on or prior to the Closing Date and remain in full force and effect and (ii) any reports required to be filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934; provided, that the failure to make any such filings referred to in this clause (ii) shall not affect the validity or enforceability of this Agreement or the rights and remedies of the Administrative Agent and the Lenders hereunder.

5.04       Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by applicable Debtor Relief Laws and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05       Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries on a consolidated basis as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Company and its Subsidiaries on a consolidated basis as of the date thereof, in each case, to the extent required to be reflected thereon pursuant to GAAP.

(b)          The unaudited consolidated balance sheet of the Company and its Subsidiaries most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(b), and the related consolidated statements of earnings and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Company and its Subsidiaries on a consolidated basis as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Company and its Subsidiaries on a consolidated basis as of the date of such financial statements, in each case, to the extent required to be reflected thereon pursuant to GAAP.

(c)          As of the Closing Date, since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have, a Material Adverse Effect.

5.06       Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened in writing by or before any Governmental Authority, by or against the Company or any of its Subsidiaries that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) as of the Closing Date, except as set forth on Schedule 5.06 (based on facts and circumstances known to the Company), are reasonably likely to result in an adverse determination with respect to the Company and its Subsidiaries and if determined adversely, would reasonably be expected to have a Material Adverse Effect.

5.07       No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08       Ownership of Property; Liens. Each of the Company and its Subsidiaries has good record title to, or valid leasehold interests in or rights to use, all real property necessary or used in the ordinary conduct of the business of the Company and its Subsidiaries as now conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09       Environmental Compliance. Except as would not reasonably be expected to have a Material Adverse Effect: (a) the Company and its Subsidiaries, and their respective business operations and real property are and have been in compliance with all applicable Environmental Laws; (b) neither the Company nor any Subsidiary is subject to or has received notice of any actual or alleged violation of or liability under applicable Environmental Law; and (c) neither the Company nor any of its Material Subsidiaries has knowledge of any basis for any liability under applicable Environmental Law.

5.10       ERISA Compliance. (a)        The Company and each ERISA Affiliate have made all required contributions to each Pension Plan and each Multiemployer Plan, except as would not reasonably be expected to result in a material liability of the Company and its ERISA Affiliates, and no application for a funding waiver or an extension of any amortization period pursuant to Pension Funding Rules has been made with respect to any Pension Plan. No ERISA Event that would reasonably be expected to have a Material Adverse Effect has occurred and is outstanding or, to the knowledge of the Company, is reasonably likely to occur.

(b)          There are no pending or, to the knowledge of the Company, threatened in writing claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect.

(c)          Each Plan has been maintained in accordance with its terms and all applicable Laws, including ERISA and the Code, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.11          Margin Regulations; Investment Company Act. (a) No Borrower nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)       No Borrower nor any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.12          OFAC and Anti-Terrorism Laws. The Company and its Subsidiaries, and to the knowledge of the Company, each of their respective officers, employees, directors and agents, are in compliance with applicable Sanctions in all material respects. The Company has implemented and maintains in effect for itself and its Subsidiaries policies and procedures designed to promote and achieve compliance in all material respects by the Company, its Subsidiaries and each of their respective officers, employees, directors and agents, with applicable Sanctions. Neither the Company nor any of its Subsidiaries, and to the knowledge of the Company, no director, officer, employee or agent of the Company or any of its Subsidiaries, is (a) a Person that is a Sanctioned Person or (b) located, organized or resident in a Sanctioned Country. Neither the making of the Loans or issuance of any Letters of Credit hereunder nor the direct use of the proceeds thereof, or to the knowledge of the Company, the indirect use of the proceeds thereof, will violate the Patriot Act, the Trading with the Enemy Act or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or the executive order relating thereto. The Company and its Subsidiaries are in compliance in all material respects with the Patriot Act.

5.13          Anti-Corruption Laws. The Company has implemented and maintains in effect for itself and its Subsidiaries policies and procedures designed to promote and achieve compliance in all material respects with Anti-Money Laundering Laws, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and any other applicable laws relating to bribery or corruption.

5.14          Taxes. The Company and its Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and have paid all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (b) to the extent that the failure to pay or file would not reasonably be expected to have a Material Adverse Effect.

5.15          Subsidiaries. As of the Closing Date, the Company has no direct or indirect Subsidiaries and no Material Subsidiaries other than those specifically disclosed in Part A of Schedule 5.15 and has no material equity investments in any other corporation or entity other than those specifically disclosed in Part B of Schedule 5.15.

5.16          Affected Financial Institution. No Loan Party is an Affected Financial Institution.

5.17          Beneficial Ownership. As of the Closing Date, based solely on publicly available information, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan, LC Disbursement or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification or expense reimbursement obligations for which no claim has been made), or any Letter of Credit shall remain outstanding (unless cash collateralized pursuant to arrangements satisfactory to the applicable Issuing Bank and the Administrative Agent, including the amounts required by Section 2.18(j)), the Company shall, and shall cause each Subsidiary (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03, in each case, with which the Company shall comply on behalf of itself and its Subsidiaries) to:

6.01          Financial Statements. Deliver to the Administrative Agent:

(a)                as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, audited and accompanied by a financial statement report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception; and

(b)                as soon as available, but in any event within 45 days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of earnings and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, all in reasonable detail, and certified by a Responsible Officer of the Company to the extent required by the SEC.

As to any information contained in materials furnished pursuant to Section 6.02(b), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02          Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a)                concurrently with the delivery of the financial statements referred to in Section 6.01(a), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

(b)                promptly after the same are available, copies of each annual report, proxy statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and current reports which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(c)                promptly after written request, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents (including information in respect of the Beneficial Ownership Regulation), as the Administrative Agent, including at the request of any Lender made through the Administrative Agent, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) such documents are publicly available from the SEC on the Internet at http://www.sec.gov (or any successor or replacement site) or (ii) on which such documents are posted on the Company’s behalf on IntraLinks, DebtDomain, DebtX or another relevant website (the “Platform”), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that upon request of the Administrative Agent, the Company shall provide to the Administrative Agent by electronic mail electronic versions (i.e. soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide copies (including by telecopy or other electronic means) of the Compliance Certificate required by Section 6.02(a) to the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower or its securities) (each, a “Public Lender”). Each Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.08); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (iv) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC”.

6.03          Notices. Notify the Administrative Agent within five (5) days of any Responsible Officer of the Company obtaining actual knowledge:

(a)                of the occurrence of any Default;

(b)                of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation, investigation, claim or proceeding affecting the Company or any Subsidiary or their respective operations or real property, including pursuant to any applicable Environmental Laws;

(c)                of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d)                any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice pursuant to clauses (a) through (c) of this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.

6.04          Payment of Obligations. Pay and discharge as the same shall become due and payable (subject to any applicable grace periods and Tax extensions): (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except, in each case of the foregoing clauses (a) and (b), (i) to the extent the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves, if any, in accordance with GAAP are being maintained by the Company or such Subsidiary or (ii) where such failure would not reasonably be expected to result in a Material Adverse Effect.

6.05          Preservation of Existence, Etc. (a) Preserve and maintain in full force and effect its legal existence and good standing (or equivalent status) under the Laws of the jurisdiction of its organization except (i) in a transaction permitted by Section 7.02 or (ii) solely in the case of a Subsidiary of the Company that is not a Loan Party, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises in the normal conduct of its business, except (i) in a transaction permitted by Section 7.02, (ii) if the Company should reasonably determine that the preservation and maintenance thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, or (iii) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, except (i) if the Company should reasonably determine that the preservation and maintenance thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, or (ii) to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.06          Maintenance of Properties. (a) Maintain and preserve all properties necessary for the conduct of the business of the Company and the Subsidiaries in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07          Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.08          Inspection Rights; Books and Records.

(a)                Following the occurrence and during the continuation of an Event of Default, the Company shall, and shall cause each Subsidiary to, permit representatives and independent contractors of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants, all at the expense of the Company and at any time during normal business hours with reasonable advance written notice; provided, however, that (a) all visits or discussions by any Lender shall be coordinated through the Administrative Agent, (b) a Responsible Officer of the Company shall be present during any discussions with the Company’s independent public accountants and (c) a representative officer of the Company must be present for visits and inspections of Subsidiaries and discussions with officers of any Subsidiary.

(b)                Maintain proper books of record and account, in which true and correct entries are made that are sufficient to prepare the Company’s financial statements in conformity in all material respects with GAAP consistently applied.

6.09          Compliance with ERISA. Maintain, and cause each ERISA Affiliate to maintain, each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law, except where the failure to comply with this Section 6.09 would not reasonably be expected to have a Material Adverse Effect.

6.10          Use of Proceeds. Use the proceeds of the Borrowings (including the issuance of Letters of Credit) for general corporate purposes of the Company and its Subsidiaries (including working capital, capital expenditures, intercompany loans, non-hostile acquisitions and share repurchases), in each case to the Company’s knowledge not in contravention of any Law or of any Loan Document.

6.11          Anti-Corruption Laws and Sanctions. Maintain policies and procedures designed to promote and achieve compliance in all material respects with Anti-Money Laundering Laws, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and any other applicable laws relating to bribery or corruption and applicable Sanctions.

6.12           Insurance. Maintain insurance (giving effect to reasonable and prudent self-insurance or insurance with captive insurers) according to reasonable and prudent business practices.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan, LC Disbursement or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification or expense reimbursement obligations for which no claim has been made), or any Letter of Credit shall remain outstanding (unless cash collateralized pursuant to arrangements satisfactory to the applicable Issuing Bank and the Administrative Agent, including in amounts contemplated by Section 2.18(j)), the Company shall not, nor shall it permit any Subsidiary (except that Sections 7.02 and 7.03 shall apply to the Loan Parties only) to, directly or indirectly:

7.01          Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                Liens pursuant to any Loan Document;

(b)                Liens existing on the date hereof and listed on Schedule 7.01 and any renewals, replacements, refinancings, refundings or extensions thereof, in each case, that do not increase the principal amount thereof;

(c)                Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted, in each case, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                security interests on any property or assets of any Subsidiary to secure indebtedness owing by it to the Company or to another Subsidiary of the Company;

(e)                carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, bailees’ or other like Liens, in each case, arising in the ordinary course of business and not securing Indebtedness, including Liens incurred in the ordinary course of business in connection with the purchase of or storing and/or handling of goods or assets;

(f)                 pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, and employee benefit plans from time to time in effect, other than any Lien imposed by ERISA (except for inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of employee benefit plans from time to time in effect);

(g)                deposits to secure the performance of tenders, bids, trade contracts and leases, statutory or regulatory obligations, surety, stay, customs and appeal bonds, statutory bonds, performance bonds, government contracts, trade contracts, performance and return of money bonds and other obligations of a like nature (in each case, other than for borrowed money), in each case, incurred in the ordinary course of business (including deposits to secure letters of credit issued to secure any such obligation and to secure liability for premiums to insurance carriers);

(h)                easements, rights-of-way, restrictions, licenses, encroachments, protrusions and other similar charges or encumbrances and minor title deficiencies, affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i)                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or (i) or securing appeal or other surety bonds related to such judgments;

(j)                 Liens arising from licenses, operating leases or subleases permitted hereunder granted to other Persons in the ordinary course of business, in each case, not interfering in any material respect with the business of the Company or any of its Subsidiaries and not securing Indebtedness;

(k)                precautionary UCC financing statements filed in connection with operating leases or consignment of goods in the United States, in any case, entered into or otherwise consummated in the ordinary course of business;

(l)                 (i) bankers’ Liens, rights of setoff, revocation, refund, chargeback or overdraft protection, and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Company or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, including those involving pooled accounts and netting arrangements and (ii) Liens or rights of setoff against credit balances of the Company or any Subsidiary with credit card issuers or credit card processors or amounts owing by payment card issuers or payment card processors to Company or any Subsidiary, in each case in the ordinary course of business;

(m)              Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary;

(n)                Liens encumbering the Company’s or any of its Subsidiaries’ equity interests or other investments in any joint venture (i) securing obligations (other than Indebtedness) of the Company or such Subsidiary under the joint venture agreement for such joint venture or (ii) in the nature of customary voting, equity transfer, redemptive rights or similar terms (other than Liens securing Indebtedness) under any such agreement;

(o)                Liens securing Indebtedness in respect of capital leases, purchase money obligations and other similar obligations of the Company and its Subsidiaries, in each case, the proceeds of which are used in whole or in part to design, acquire, install or construct or make progress or milestone payments with respect to fixed or capital assets acquired after the Closing Date or improvements acquired after the Closing Date with respect thereto; provided, that such Liens do not at any time encumber any property other than the property financed by such Indebtedness or otherwise subject to such lease;

(p)                Liens with respect to operating leases; provided, that such Liens do not at any time encumber any property other than the property subject to such lease;

(q)                licenses, releases, immunities or other rights under, to or of intellectual property granted by the Company or any Subsidiary, in each case, in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Company and its Subsidiaries;

(r)                 Liens consisting of contractual obligations of any Loan Party to sell or otherwise dispose of assets;

(s)                 Liens arising from obligations under Swap Contracts entered into in the ordinary course of business and not for speculative purposes; and

(t)                 Liens that would otherwise not be permitted by this Section 7.01 securing additional Indebtedness or other obligations of the Company or a Subsidiary; provided that after giving effect thereto the aggregate unpaid principal amount of such Indebtedness of the Company and its Subsidiaries secured by such Liens permitted by this Section 7.01(t) shall not at any time exceed 20% of Net Tangible Assets.

7.02          Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions and whether effected by a division or otherwise) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that so long as no Default would result therefrom, any Borrower may merge or consolidate with or into any other Person if (i) such Borrower is the surviving Person or (ii) solely with respect to any Borrower other than the Company, the surviving Person would meet the requirements to become a Designated Borrower pursuant to Section 2.13 and shall expressly assume, in a writing executed and delivered to the Administrative Agent, the due and punctual payment of the principal of and interest on the Loans and the performance of the other Obligations under this Agreement and the other Loan Documents on the part of such Borrower to be performed or observed, as fully as if such Person were originally named as a Designated Borrower hereunder.

7.03          Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, in each case, in a manner which violates or contravenes the Margin Regulations.

7.04          Sanctions. Use the proceeds of any Loan or Letter of Credit, directly or, to the knowledge of the Company, indirectly, to lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activity or business of any Person, or in any country or territory, that, at the time of such funding, is a Sanctioned Person or is a Sanctioned Country, respectively, unless otherwise licensed by the Office of Foreign Assets Control of the U.S. Department of Treasury or the U.S. Department of State or otherwise permitted under applicable Law or (ii) in any other manner that would result in a violation of applicable Sanctions by the Administrative Agent or a Lender.

7.05          Anti-Corruption Laws. Use directly, or to the Company’s knowledge, indirectly, the proceeds of any Loan for any purpose which would result in a material violation of Anti-Money Laundering Laws, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other applicable laws relating to bribery or corruption.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01          Events of Default. Any of the following shall constitute an “Event of Default”:

(a)                Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any reimbursement obligation in respect of any LC Disbursement; or (ii) within five (5) days after the same becomes due, any interest on any Loan or any commitment, facility, utilization or other fee due hereunder or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                Specific Covenants. Any Loan Party fails to perform or observe, or cause the Subsidiaries to perform or observe, as applicable, any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) or Article VII; or

(c)                Other Defaults. Any Loan Party fails to perform or observe, or cause the Subsidiaries to perform or observe, as applicable, any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for forty-five (45) days after the earlier of (i) the date upon which any Lender or the Administrative Agent shall have given written notice thereof to the Company (through the Administrative Agent and in accordance with Section 11.02(a)(i)) or (ii) any Responsible Officer of the Company shall have otherwise become aware of such default; or

(d)                Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or in respect of any Subsidiary herein, in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e)                Cross-Acceleration. (i) The Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise but after giving effect to any applicable grace periods) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including undrawn or committed available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or (B) fails to observe or perform (after giving effect to any applicable grace periods) any other agreement or condition relating to any such Indebtedness or Guarantee contained in any instrument or agreement evidencing or securing such Indebtedness or Guarantee or relating thereto or any other event of default occurs under the terms of (and as defined in) any such instrument or agreement, in each case the effect of which failure or other event of default is to cause the acceleration of the maturity thereof; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (or equivalent term, as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount, and in the case of any Early Termination Date resulting from such a Termination Event, such Early Termination Date is not rescinded or such Swap Termination Value is not paid within five (5) days following such Early Termination Date; or

(f)                 Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged, unvacated, not fully bonded or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed, unvacated, not fully bonded or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary admits in writing its inability or fails generally to pay its debts as they become due, subject to applicable grace periods or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated, stayed or fully bonded within 60 days after its issue or levy; or

(h)                Monetary Judgments. One or more final non-appealable monetary judgments, decrees or arbitration awards is entered against any Borrower involving in the aggregate liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), as to any single or related series of transactions, incidents or conditions, of the Threshold Amount or more, and the same shall remain undischarged or unsatisfied for a period of 60 consecutive days after the entry thereof during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Material Subsidiary to enforce any such judgment and such action shall not be stayed; or

(i)                 Non-Monetary Judgments. Any final non-appealable non-monetary judgment, order or decree is entered against any Borrower which has or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

(j)                 ERISA. An ERISA Event occurs which, alone or in connection with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(k)                Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations (other than contingent indemnification or expense reimbursement obligations for which no claim has been made), ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(l)                 Change of Control. There occurs any Change of Control with respect to the Company.

8.02          Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, upon notice to the Company, take any or all of the following actions:

(a)                declare the Commitments (including each Letter of Credit Commitment) of each Lender to make Loans to be terminated, whereupon such Commitments (including each Letter of Credit Commitment) and obligation shall be terminated;

(b)                declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand or protest of any kind, all of which are hereby expressly waived by the Borrowers;

(c)                exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law; and

(d)                require cash collateral for the LC Exposure as required in Section 2.18(j);

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 8.01, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans, together with all interest and other amounts as aforesaid, shall automatically become due and payable and the obligation of the Company to cash collateralize the LC Exposure as provided in clause (d) above shall automatically become effective, in each case, without further act of the Administrative Agent or any Lender.

8.03          Application of Funds.

(a)                After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received by the Administrative Agent on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable and documented out-of-pocket fees, expenses and disbursements of counsel and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest, facility fees, Letter of Credit fees and utilization fees) payable to the Lenders (including reasonable and documented out-of-pocket fees, expenses and disbursements of counsel and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid facility fees and Letter of Credit fees, and interest and charges on the Committed Loans, Swingline Loans and unreimbursed LC Disbursements, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Committed Loans and Swingline Loans and unreimbursed LC Disbursements and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Company pursuant to Section 2.15 or Section 2.18, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause Fourth payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Bank to cash collateralize Obligations in respect of Letters of Credit (in amounts contemplated by Section 2.18(j)), (y) subject to Section 2.18 or Section 11.18, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause Fourth shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 8.03;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Bid Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to payment of that portion of the Obligations constituting unpaid principal of the Bid Loans, in the inverse order of maturity, among the relevant Lenders in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full (other than contingent indemnification or expense reimbursement obligations for which no claim has been made), to the Company or as otherwise required by Law.

If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(b)                For purposes of calculating the portion of any such amount received by the Administrative Agent in any currency to be applied as provided in Section 8.03(a), the Administrative Agent may designate the date of such receipt as a Revaluation Date for purposes of determining the Spot Rates of the currency in which such amount is denominated and the Spot Rates of any currencies in which any applicable Obligations are denominated. The Administrative Agent shall so apply any such amount by making payments denominated in the same currency as the amount so received by the Administrative Agent is denominated.

(c)                The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any such application in a currency (the “Application Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following the date of any such application by the Administrative Agent of any such amount in the Application Currency, (i) in the case of any such application to Obligations in respect of a Bid Loan made by a Bid Loan Lender, such Bid Loan Lender, or (ii) in the case of any such application to any other Obligations, the Administrative Agent, may, in accordance with normal banking procedures, purchase the Agreement Currency with the Application Currency. If the amount of the Agreement Currency so purchased is less than the Obligations originally due to the Administrative Agent or any applicable Lender from any Borrower in the Agreement Currency, such Borrower acknowledges that the applicable Obligations shall remain outstanding to the extent of such difference. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any applicable Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

ARTICLE IX
ADMINISTRATIVE AGENT

9.01          Appointment; Nature of Relationship. JPMorgan is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article IX. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, and (ii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

9.02          Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

9.03          General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Loan Parties, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person or the material breach in bad faith by such Person of its express obligations under the applicable Loan Document.

9.04          No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (f) the financial condition of the Loan Parties or any guarantor of any of the Obligations or of any of the Loan Parties’ or any such guarantor’s respective Subsidiaries.

9.05          Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action. The Administrative Agent may, at any time, request instructions from the Required Lenders with respect to any actions or approvals which, by the terms of this Agreement or any of the Loan Documents, the Administrative Agent is permitted or required to take or to grant without consent or approval from the Required Lenders, and if such instructions are promptly requested, the Administrative Agent will be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents and will not have any liability for refraining from taking any action or withholding any approval under any of the Loan Documents until it has received such instructions from the Required Lenders.

9.06          Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact.   The Administrative Agent will not be responsible for the negligence or misconduct of any agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of agents or attorneys-in-fact.

9.07          Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions for the making of any Committed Loan or Swingline Loan or the issuance of any Letter of Credit or other conditions specified in Sections 4.01 and 4.02, each Lender (other than the Swingline Lender (in the case of the making of any Swingline Loan) and each Issuing Bank (in the case of the issuance of any Letter of Credit issued by such Issuing Bank)) that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

9.08          Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent, each Issuing Bank and the Swingline Lender and each of their respective Related Parties (each, an “Agent Indemnitee”) ratably in proportion to their respective Pro Rata Shares (determined without excluding the Defaulting Lenders) (i) for any amounts not reimbursed by the Loan Parties for which such Agent Indemnitee is entitled to reimbursement by the Loan Parties under the Loan Documents, (ii) solely in the case of the Administrative Agent, for any other expenses incurred by such Agent Indemnitee on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender Party or between two (2) or more of the Lender Parties) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby or its capacity as such (including, without limitation, for any such amounts incurred by or asserted against such Agent Indemnitee in connection with any dispute between such Agent Indemnitee and any other Lender Party or between two or more of the Lender Parties), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the applicable Agent Indemnitee and (ii) any indemnification required pursuant to Section 3.01(d) shall, notwithstanding the provisions of this Section 9.08, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 9.08 shall survive payment of the Obligations and termination of this Agreement.

9.09          Notice of Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or a Loan Party referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders; provided that, except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

9.10          Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Loan Parties or any of their Subsidiaries in which such Loan Party or such Subsidiary is not restricted hereby from engaging with any other Person.

9.11          Lender Credit Decision, Legal Representation. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent or Arranger hereunder, neither the Administrative Agent nor the Arranger shall have any duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Loan Parties or any of their Affiliates that may come into the possession of the Administrative Agent or Arranger (whether or not in their respective capacity as Administrative Agent or Arranger) or any of their Affiliates. Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby, and that the counsel to the Administrative Agent represents only the Administrative Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.

9.12          Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Company, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, thirty (30) days after the retiring Administrative Agent gives notice of its intention to resign. Upon any such resignation, the Required Lenders shall have the right to appoint (upon consultation with the Company as long as no Event of Default exists), on behalf of the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within fifteen (15) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Loan Parties shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the effectiveness of the resignation of the Administrative Agent, the resigning Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Administrative Agent, the provisions of this Article IX shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 9.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

9.13          Delegation to Affiliates. The Loan Parties and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and XI.

9.14          Co-Documentation Agent, Co-Syndication Agents, etc. Neither any of the Lenders identified in this Agreement as a “co-agent” nor any Co-Documentation Agent or Co-Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 9.11.

9.15          No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, any Arranger and any book runner and the Lenders are arm’s-length commercial transactions between the Loan Parties and their Affiliates, on the one hand, and the Administrative Agent, any Arranger and any book runner and the Lenders, on the other hand, (B) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, any Arranger and any book runner and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger and any book runner nor any Lender has any obligation to the Loan Parties or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, any Arranger and any book runner and each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and neither the Administrative Agent, any Arranger and any book runner nor any Lender has any obligation to disclose any of such interests to the Loan Parties or their Affiliates. To the fullest extent permitted by law, the Loan Parties hereby waive and release any claims that they may have against the Administrative Agent, any Arranger and any book runner and each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE X
COMPANY GUARANTY

In order to induce the Lenders to extend credit to the Designated Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees the payment when and as due of the Obligations of each Designated Borrower. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any Designated Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Designated Borrower under the provisions of this Agreement or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent or such Lender in favor of any Designated Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Designated Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Designated Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent or such Lender in cash an amount equal to the unpaid principal amount of such Obligation then due, together with accrued and unpaid interest thereon.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Designated Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Designated Borrower to the Administrative Agent and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full and indefeasible performance and payment of the Obligations.

ARTICLE XI
MISCELLANEOUS

11.01      Amendments, Etc. Except as permitted in Sections 2.14 and 3.03, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Company and the applicable Loan Party or Loan Parties, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall (subject to Section 2.15 and as further provided below with respect to any Defaulting Lender):

(a)                waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)                extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)                postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, LC Disbursement, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)                reduce the principal of, or the rate of interest specified herein on, any Loan or LC Disbursement or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate;

(e)                change Section 8.03 in a manner that would alter the pro rata sharing of payments or commitment reductions required thereby without the written consent of each Lender;

(f)                 change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.14 to be parties to an amendment contemplated thereunder, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Committed Loans are included on the Closing Date);

(g)                amend Section 1.06 or the definition of “Alternative Currency” without the consent of each Lender;

(h)                release the Company from the Company Guaranty without the written consent of each Lender; or

(i)                 release the Company or any Designated Borrower from its Obligations hereunder without the consent of each Lender, except to the extent such release is permitted by Section 2.13;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) no such agreement shall amend, modify or otherwise affect the rights or duties of any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the such Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.15 shall require the consent of the Issuing Banks and the Swingline Lender); (iii) no such agreement shall amend or modify the provisions of Section 2.18 or any letter of credit application and any bilateral agreement between any U.S. Borrower and any Issuing Bank regarding such Issuing Bank’s Letter of Credit Commitment or the respective rights and obligations between such U.S. Borrower and such Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Bank, respectively; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (y) Section 8.03 may not be changed in any manner that would alter the pro rata sharing of payments required thereby without the consent of such Lender and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other Lenders or affected Lenders, as the case may be, shall require the consent of such Defaulting Lender. Notwithstanding anything to the contrary herein, the Administrative Agent may, with the prior written consent of the Company only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency of a technical or immaterial nature, as determined in good faith by the Administrative Agent.

11.02      Notices and Other Communications; Facsimile Copies.

(a)                General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or electronic mail transmission). All such written notices shall be mailed, faxed, e-mailed or otherwise delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                 if to the Borrowers, the Administrative Agent, the Swingline Lender or JPMorgan in its capacity as an Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)               if to any other Lender or Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Company and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (A) actual receipt by the relevant party hereto and (B) (1) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (2) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (3) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (4) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (b) below), when delivered as provided in subsection (b) below.

(b)                Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent and the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, consequential or punitive damages (as opposed to direct or actual damages).

(d)                Change of Address, Etc. Each of the Borrowers and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(e)                Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including Committed Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify each Agent Party and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower.

11.03      No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, or (b) any Lender from exercising setoff rights in accordance with Section 11.09 (subject to the terms of Section 2.12); and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clause (b) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04      Costs and Expenses. The Company agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, syndication, distribution (including, without limitation, via the Platform) and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof, and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable and documented out-of-pocket fees, expenses and disbursements of one primary counsel for the Administrative Agent and one local counsel for each relevant jurisdiction, (b) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (c) to pay or reimburse the Administrative Agent and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable and documented out-of-pocket fees, expenses and disbursements of counsel. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and recording, documentary and similar taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 11.04 shall be paid promptly and, in any case under clause (c) of this Section 11.04, within fifteen (15) days after written demand therefor. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

11.05      Indemnification by the Company. The Company shall indemnify and hold harmless the Administrative Agent, each Lender, each Arranger and each of their respective Related Parties (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including fees, expenses and disbursements of counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Commitment or Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, including, without limitation, Environmental Laws; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee, or (B) a material breach by such Indemnitee of its express obligations under the applicable Loan Document or (ii) result from claims of any Indemnitee solely against one or more other Indemnitees (other than any claims against an Indemnitee in its capacity as the Administrative Agent, a Co-Syndication Agent, a Co-Documentation Agent, an Arranger, an Issuing Bank or the Swingline Lender) that have not resulted from the action, inaction, participation or contribution of the Company or its Subsidiaries or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors.

No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform or other similar information transmission systems in connection with this Agreement, nor shall any party hereto have any liability to any other party hereto or its Affiliates, and each party hereto hereby waives any claim, for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) relating to this Agreement or any other Loan Document or arising out of such party’s activities in connection herewith or therewith (whether before or after the Closing Date); provided, that this sentence shall not relieve the Company from any obligation it may have pursuant to the first paragraph of this Section 11.05 to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party that is not party to this Agreement or any other Loan Document. All amounts due under this Section 11.05 shall be payable within fifteen (15) days after written demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.06      Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.

11.07      Successors and Assigns.

(a)                Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)        Minimum Amounts.

(A)             in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)              in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)       Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)      Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)             the consent of the Company (such consent not to be unreasonably withheld or delayed; provided that the Company shall be deemed to have consented to any such assignment if it shall not have objected thereto in writing within five (5) Business Days after receiving notice thereof from the Administrative Agent; provided, further, that it shall not be unreasonable for the Company to refuse consent to any Person that is not engaged in the making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)              the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)              the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(D)             the consent of JPMorgan as an Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)     Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire

(v)      No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vi)     Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be (A) entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.03 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment and (B) subject to obligations in Section 3.01(e) and (f); provided, that (x) except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender and (y) if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.17(c), 2.18(d) or (e), 2.11(c) or 9.08, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. An Eligible Assignee of a Lender shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than such Lender would have been entitled to receive as of the date such Eligible Assignee became a party to this Agreement; provided, however, that this limitation shall not apply to any Eligible Assignee designated by the Company pursuant to Section 11.15; and provided, further, that this limitation shall also not apply with respect to Loans to Borrowers not a party to this Agreement as of the date such Eligible Assignee became a party to this Agreement.

(c)                Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by each of the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or any Defaulting Lender’s Affiliates or Subsidiaries, or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.08 without regard to the existence of any participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.15 as if it were an assignee under subsection (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than its participating Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or the sale of the participation to such Participant is made with the Company’s prior written consent. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)                Limitations upon Participant Rights. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f)                 Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                Designated Affiliates. Notwithstanding anything to the contrary contained herein, a Lender may grant to an Affiliate of such Lender identified as such in writing from time to time by the Lender to the Administrative Agent and the Company (a “Designated Affiliate”) the option to provide all or any part of any Committed Loan that such Lender would otherwise be obligated to make to a Designated Borrower not organized under the laws of the United States or any State thereof pursuant to this Agreement; provided, however, that if a Designated Affiliate elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(c)(ii). Each party hereto hereby agrees that (i) neither the grant to any Designated Affiliate nor the exercise by any Designated Affiliate of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including their obligations under Sections 3.01 and 3.04), (ii) no Designated Affiliate shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Lender shall for all purposes (other than the funding of Committed Loans to such Designated Borrower), including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by a Designated Affiliate hereunder shall utilize the Commitment of the Lender to the same extent, and as if, such Committed Loan were made by such Lender. Notwithstanding anything to the contrary contained herein, any Designated Affiliate may with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Lender.

11.08      Confidentiality. Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that (a) the Administrative Agent may disclose, after the Company has filed its next periodic report with the SEC following the Closing Date, information relating to this Agreement to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, and (b) Information may be disclosed (i) to each of the Administrative Agent’s and each of the Lenders’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) as may be compelled in a judicial or administrative proceeding or as otherwise requested by any Governmental Authority having or claiming to have jurisdiction over it or its Related Parties, including any self-regulatory authority (in which case such Person shall, except with respect to any non-scheduled or for cause audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, (x) promptly notify the Company in advance of such disclosure, to the extent not prohibited by law, and (y) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case, the Administrative Agent or any such Lender, as applicable, shall (x) promptly notify the Company in advance of such disclosure, to the extent not prohibited by law, and (y) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.08, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap, derivative or similar transaction relating to a Borrower and its obligations, provided in the case of each of clause (A) and (B) such parties have been notified of the confidential nature of such Information and have acknowledged their obligation to keep such Information confidential in accordance with this Section 11.08, (vii) with the prior written consent of the Company (not to be unreasonably withheld), on a confidential basis to (A)  any rating agency when required by it and (B) the CUSIP Service Bureau or any similar organization or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 11.08 or (B) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Company; provided, however, that the source of such Information was not known by the Administrative Agent, such Lender or such Affiliate, as the case may be, to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such Information.

For purposes of this Section 11.08, “Information” means all information received from any Loan Party relating to any Loan Party or any of its businesses, other than any such information that is publicly available or otherwise available to the Administrative Agent or any Lender, as the case may be, on a non-confidential basis prior to disclosure by any Loan Party; provided, however, that the source of such information was not known by the Administrative Agent or such Lender, as the case may be, to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent and each Lender acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws. Each Person who receives Information pursuant to this Agreement shall use such Information solely for the purpose of fulfilling such Person’s obligations or exercising such Person’s rights under this Agreement.

All Information as defined in this Section 11.08, including requests for waivers and amendments, furnished by the Company, any Borrower, any of their respective Subsidiaries or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Loan Parties and their respective Subsidiaries or their respective securities. Accordingly, each Lender represents to the Company, each other Borrower, as applicable, and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable Law.

Without limiting Section 11.12, the Borrowers agree that the terms of this Section 11.08 shall set forth the entire agreement between the Borrowers and the Administrative Agent and each Lender with respect to any confidential information previously or hereafter received by the Administrative Agent or such Lender in connection with this Agreement, and this Section 11.08 shall supersede any and all prior confidentiality agreements entered into by the Administrative Agent or any Lender with respect to such confidential information.

11.09      Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Company or any other Loan Party, any such notice being waived by the Company (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by, and other indebtedness at any time owing by such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document to the extent such Obligations are due and payable to such Lender; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 11.09 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.10      Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, promptly refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.11      Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic (.pdf) transmission shall be effective as delivery of a manually executed counterpart of this Agreement. Without limiting the generality of the foregoing, each Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

11.12      Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.13      Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and the making of the Loans and issuance of any Letters of Credit contemplated herein and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated and so long as any Letter of Credit shall remain outstanding (unless cash collateralized pursuant to arrangements satisfactory to the applicable Issuing Bank and the Administrative Agent, including in amounts contemplated by Section 2.18(j)).

11.14      Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.15      Replacement of Lenders. If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense, and with the efforts of the Company and the Administrative Agent, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 11.07(b);

(b)                such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);

(c)                in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                such assignment does not conflict with applicable Laws; and

(e)                in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

11.16      Governing Law.

(a)                THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW (WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF) OF THE STATE OF ILLINOIS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

(b)                ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS SITTING IN COOK COUNTY OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, THAT MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

11.17      Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.18      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary for any Lender Party to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures such Lender Party could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to such Lender Party hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the Agreement Currency, be discharged only to the extent that on the Business Day following receipt by such Lender Party of any sum adjudged to be so due in the Judgment Currency, such Lender Party may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to such Lender Party from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender Party against such loss. If the amount of the Agreement Currency so purchased is greater than (a) the sum originally due to such Lender Party in such currency and (b) any amounts shared with other Lender Parties as a result of allocations of such excess as a disproportionate payment to such Lender Party under Section 2.12, such Lender Party agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

11.19      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, and each Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, each Lender and each Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) except as expressly set forth in Section 11.07(c), neither the Administrative Agent nor any Lender or Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any of the Lenders or Arrangers has advised or is currently advising any Borrower or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any Lender or Arranger has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor any Lender or Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lenders and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.

11.20      USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act.

11.21      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any party hereto that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.22      Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, notices, requests, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, or any applicable state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

11.23      Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger, any Co-Syndication Agent, any Co-Documentation Agent or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

W.W. GRAINGER, INC.,
as a Borrower

By:	/s/ Robert O’Keef
Name:	Robert O’Keef
Title:	Vice President and Treasurer

W.W. GRAINGER, INC.

Credit Agreement

Signature Page

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, as an Issuing Bank and individually as a Lender

By:	/s/ Jonathan Bennett
Name:	Jonathan Bennett
Title:	Executive Director

W.W. GRAINGER, INC.

Credit Agreement

Signature Page

BANK OF AMERICA, N.A.,
as a Co-Syndication Agent, as an Issuing Bank and individually as a Lender

By:	/s/ Stephen J. D’Elia
Name:	Stephen J. D’Elia
Title:	Vice President

W.W. GRAINGER, INC.

Credit Agreement

Signature Page

CITIBANK, N.A.,
as a Co-Syndication Agent, as an Issuing Bank and individually as a Lender

By:	/s/ Richard Rivera
Name:	Richard Rivera
Title:	Vice President

W.W. GRAINGER, INC.
Credit Agreement
Signature Page

U.S. BANK NATIONAL ASSOCIATION,
as a Co-Syndication Agent, as an Issuing Bank and individually as a Lender

By:	/s/ Kathleen D. Schurr
Name:	Kathleen D. Schurr
Title:	Vice President

W.W. GRAINGER, INC.

Credit Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Co-Syndication Agent, as an Issuing Bank and individually as a Lender

By:	/s/ Matt Perrizo
Name:	Matt Perrizo
Title:	Director

W.W. GRAINGER, INC.

Credit Agreement

Signature Page

THE NORTHERN TRUST COMPANY,
as a Co-Documentation Agent and individually as a Lender

By:	/s/ Keith L. Burson
Name:	Keith L. Burson
Title:	Senior Vice President

W.W. GRAINGER, INC.
Credit Agreement
Signature Page

ROYAL BANK OF CANADA,
as a Co-Documentation Agent and individually as a Lender

By:	/s/ Hogan Mak
Name:	Hogan Mak
Title:	Director

W.W. GRAINGER, INC.
Credit Agreement
Signature Page

PNC BANK, NATIONAL ASSOCIATION,
as a Co-Documentation Agent and individually as a Lender

By:	/s/ Patrick Burnside
Name:	Patrick Burnside
Title:	Assistant Vice President

W.W. GRAINGER, INC.
Credit Agreement
Signature Page

BANK OF CHINA, CHICAGO BRANCH,
as a Lender

By:	/s/ Kai Wu
Name:	Kai Wu
Title:	Senior Vice President

W.W. GRAINGER, INC.
Credit Agreement
Signature Page

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,
as a Lender

By:	/s/ Maria Macchiaroli
Name:	Maria Macchiaroli
Title:	Authorized Signatory

W.W. GRAINGER, INC.
Credit Agreement
Signature Page

LLoyds bank corporate markets plc,
as a Lender

By:	/s/ Kamala Basdeo	/s/ Tina Wong
Name:	Kamala Basdeo	Tina Wong
Title:	Assistant Vice President Transaction Execution	Assistant Vice President Transaction Execution

W.W. GRAINGER, INC.
Credit Agreement
Signature Page

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.
NEW YORK BRANCH,
as a Lender

By:	/s/ Cara Younger
Name:	Cara Younger
Title:	Executive Director

By:	/s/ Miriam Trautmann
Name:	Miriam Trautmann
Title:	Senior Vice President

W.W. GRAINGER, INC.
Credit Agreement
Signature Page